UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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PerkinElmer, Inc.

(Name of Registrant as Specified In Its Charter)

Not applicable.

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March 17, 2010

Dear Shareholder:

We cordially invite you to attend the 2010 annual meeting of shareholders of PerkinElmer, Inc. to be held on Tuesday, April 27, 2010, at 10:30 a.m. at the company’s corporate offices at 940 Winter Street, Waltham, Massachusetts.

The attached notice of annual meeting and proxy statement contain information about matters to be considered at the annual meeting, and a map with directions to the meeting is on the back cover of the proxy statement. Only shareholders and their proxies are invited to attend the annual meeting.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, I hope you will review carefully the attached proxy materials and vote as soon as possible. We urge you to complete, sign and return the enclosed proxy card or to vote over the Internet or by telephone, so that your shares will be represented and voted at the annual meeting.

Thank you for your continued support of PerkinElmer.

Sincerely,

ROBERT F. FRIEL
Chairman, Chief Executive Officer and President

Notice of Annual Meeting

and

Proxy Statement 2010

PerkinElmer, Inc.

Corporate Offices

940 Winter Street

Waltham, Massachusetts 02451

NOTICE OF ANNUAL MEETING

To the Shareholders of PerkinElmer, Inc.:

The annual meeting of the shareholders of PerkinElmer, Inc. will be held at the company’s corporate offices, located at 940 Winter Street, Waltham, Massachusetts 02451, on Tuesday, April 27, 2010, at 10:30 a.m., to consider and act upon the following:

1.	A proposal to elect nine nominees for director for terms of one year each;

2.	A proposal to ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent registered public accounting firm for the current fiscal year; and

3.	Such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors has no knowledge of any other business to be transacted at the meeting.

Our board of directors has fixed the close of business on March 1, 2010 as the record date for the determination of shareholders entitled to receive this notice and to vote at the meeting.

All shareholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

ROBERT F. FRIEL
Chairman, Chief Executive Officer and President

March 17, 2010

RETURN ENCLOSED PROXY CARD

Whether or not you expect to attend this meeting, please complete, date, and sign the enclosed proxy card and mail it promptly in the enclosed envelope. No postage is required if mailed in the United States. Prompt response is important and your cooperation will be appreciated. If the envelope is lost, return the card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

PROXY STATEMENT

General

PerkinElmer, Inc. has prepared this proxy statement to provide our shareholders with information pertaining to the matters to be voted on at our annual meeting of shareholders to be held on Tuesday, April 27, 2010 at 10:30 a.m., at our corporate offices, located at 940 Winter Street, Waltham, Massachusetts 02451, and at any adjournment of that meeting. The date of this proxy statement is March 17, 2010, the approximate date on which we first sent or provided the proxy statement and form of proxy to our shareholders.

Our board of directors has fixed the close of business on March 1, 2010 as the record date for determining the shareholders entitled to receive notice of, and to vote their shares at, the meeting. On the record date, there were 117,607,826 shares of our common stock outstanding and entitled to vote. Each share of common stock carries the right to cast one vote on each of the proposals presented for shareholder action, with no cumulative voting.

Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank or brokerage firm, you may vote in one of four ways:

(1) You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world by following the “Vote by Internet” instructions on the enclosed proxy card.

(2) You may vote by telephone. You may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card.

(3) You may vote by mail. You may vote by completing and signing the proxy card delivered with this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. The shares you own will be voted according to your instructions on the proxy card you mail. If you sign and return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our board of directors. The board of directors recommends that you vote FOR Proposal No. 1 and FOR Proposal No. 2.

(4) You may vote in person. If you attend the meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting.

You can change your vote and revoke your proxy at any time before the polls close at the meeting by doing any one of the following things:

•	signing another proxy with a later date;

•	giving our Secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your brokerage firm on your vote instruction form. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal No. 2) is considered to be a discretionary item under the NYSE rules, and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name.

Starting this year, the election of directors (Proposal No. 1) is a “non-discretionary” item. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in street name, you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date (March 1, 2010) in order to be admitted to the meeting on April 27, 2010. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

This proxy is solicited on behalf of our board of directors. We will bear the expenses connected with this proxy solicitation. We expect to pay brokers, nominees, fiduciaries, and other custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. We have engaged Georgeson Inc. of New York, New York to assist us in soliciting proxies from brokers, nominees, fiduciaries, and custodians, and will pay Georgeson $25,000 and out-of-pocket expenses for its efforts. In addition to the use of the mails, our directors, officers, and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

We previously mailed to shareholders or are providing with this proxy statement our annual report to shareholders for 2009. The annual report is not part of, or incorporated by reference in, this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on April 27, 2010:

This proxy statement and the 2009 annual report to shareholders are available at

www.proxyvote.com for viewing, printing and downloading.

A copy of our Annual Report on Form 10-K for the fiscal year ended January 3, 2010 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any shareholder upon written or oral request to PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations, Telephone: (800) 762-4000.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of these documents may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any of these documents to you if you request one by writing or calling as follows: PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations, Telephone: (800) 762-4000. If you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Proposals

The proposals being presented for shareholder action are set forth on your proxy card and are discussed in detail on the following pages. Shares that you have the power to vote that are represented by proxy will be voted at the meeting in accordance with your instructions indicated on the enclosed proxy card.

The first proposal is to elect nine directors for terms of one year each. You may vote for or against each nominee, or may abstain from voting on any nominee, by marking the appropriate box on the proxy card. Your shares will be voted as you indicate on the proxy card. If you sign and return your proxy card and make no indication on the proxy card concerning this item, your shares will be voted “FOR” electing all nine nominees named in this proxy statement.

The second proposal is a proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending January 2, 2011. The proxy card provides you with the opportunity to vote for or against this proposal or to abstain from voting on this proposal. Your shares will be voted as you indicate on the proxy card. If you sign and return your proxy card and make no indication on the proxy card concerning this proposal, your shares will be voted “FOR” the second proposal.

Management does not anticipate a vote on any other proposal at the meeting. Under Massachusetts law, where we are incorporated, only matters included in the notice of the meeting may be brought before our shareholders at a meeting. If, however, another proposal is properly brought before the meeting, your shares will be voted in accordance with the discretion of the named proxies.

Votes Required

A majority in interest of all PerkinElmer common stock issued, outstanding and entitled to vote on each proposal being submitted for shareholder action at the meeting constitutes a quorum with respect to that proposal. Shares of common stock represented by executed proxies received by us will be counted for purposes of establishing a quorum, regardless of how or whether those shares are voted on the proposal. Therefore, abstentions and shares held in street name by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular proposal are considered broker non-votes, but will be counted for purposes of determining whether a quorum exists at the meeting for that proposal.

For a nominee to be elected as a director, more votes must be cast for such nominee’s election than against such nominee’s election. For the ratification of our independent registered public accounting firm, more votes must be cast for the ratification than against such ratification. Shares abstaining and broker non-votes, if any, will not be counted as votes for or against and as a result will have no effect on voting on these proposals, other than for purposes of establishing a quorum.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our charter and By-laws provide that the shareholders or the board of directors will fix the number of directors to serve on our board at not fewer than three nor more than thirteen. We currently have nine directors, all of whose terms expire at this meeting. Our nominees for directors are each elected for a one-year term at the annual meeting of shareholders in accordance with our charter and By-laws.

Our board of directors, upon the recommendation of its nominating and corporate governance committee, has nominated the following persons for election as directors for one-year terms, each expiring at the annual meeting of shareholders to be held in 2011. All of the nominees are currently directors of PerkinElmer and were elected by our shareholders at the 2009 annual meeting.

Robert F. Friel	Gabriel Schmergel
Nicholas A. Lopardo	Kenton J. Sicchitano
Alexis P. Michas	Patrick J. Sullivan
James C. Mullen	G. Robert Tod
Dr. Vicki L. Sato

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

ELECTING THE NINE NOMINEES NAMED ABOVE FOR TERMS OF ONE YEAR EACH.

The persons named as proxies on the proxy card will vote shares represented by a proxy for the election of the nine nominees for terms of one year each, unless the shareholder instructs otherwise on its proxy card. Our board of directors knows of no reason why any nominee should be unable or unwilling to serve. However, if that becomes the case, the persons named as proxies on the proxy card may vote to elect a substitute. In no event will shares represented by proxies be voted for more than nine nominees.

To apprise you of their qualifications to serve as directors, we include the following information concerning each of the director nominees. The information presented includes information each director has given us regarding age, current positions held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which the director currently serves as a director or has served as a director during the past five years. In addition to the information presented regarding each nominee’s specific experience, qualifications, attributes and skills that led the nominating and corporate governance committee to recommend that our board nominate these individuals, all of the nominees have a reputation for honesty, integrity and adherence to high ethical standards. The nominating and corporate governance committee also believes that the nominees possess the willingness to engage management and each other in a positive and collaborative fashion, and are prepared to make the significant commitment of time and energy to serve on our board and its committees.

ROBERT F. FRIEL:    Age 54; Principal Occupation: Chairman, Chief Executive Officer and President of PerkinElmer. Director of PerkinElmer since 2006. Member of the executive and finance committees.

Mr. Friel currently serves as Chairman, Chief Executive Officer and President of PerkinElmer. Prior to being appointed President and Chief Executive Officer in February 2008 and Chairman in April 2009, he had served as President and Chief Operating Officer since August 2007, and as Vice Chairman and President of our Life and Analytical Sciences unit since January 2006. Mr. Friel was our Executive Vice President and Chief Financial Officer, with responsibility for business development and information technology in addition to his oversight of our finance functions, since October 2004. Mr. Friel joined PerkinElmer in February 1999 as our Senior Vice President and Chief Financial Officer. From 1980 to 1999, he held several senior management positions with AlliedSignal, Inc., now Honeywell International. Mr. Friel received a Bachelor of Arts degree in economics from Lafayette College and a Master of Science degree in taxation from Fairleigh Dickinson University. Mr. Friel is currently a director of CareFusion Corporation, and has served as a director of Fairchild Semiconductor Corp. and Millennium Pharmaceuticals, Inc. during the past five years. He also serves on the board of trustees for the March of Dimes Foundation. Mr. Friel’s qualifications to serve on our board of directors include his more than ten years of executive experience with PerkinElmer and his leadership role in transforming the company into a global technology leader.

NICHOLAS A. LOPARDO:    Age 63; Principal Occupation: Chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company based in Swampscott, Massachusetts. Director of PerkinElmer since 1996. Chair of the finance committee and a member of the audit and the nominating and corporate governance committees.

Mr. Lopardo has been Chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company, since January 2002. Mr. Lopardo retired in December 2001 as Vice Chairman of State Street Bank and Trust Company and Chairman and Chief Executive Officer of State Street Global Advisors, the bank’s investment management group. Mr. Lopardo had been associated with State Street Bank and Trust Company since 1987, and previously held several executive level positions including Executive Vice President. Mr. Lopardo has over 38 years of experience in the pension industry, having served in a variety of roles with Equitable Life Assurance Society related to pension marketing, client relationships, and pension investment advisory services. Mr. Lopardo is Chairman of the board and interim Chief Executive Officer of Myriad Entertainment and Resorts, Inc., and also serves as a director of several privately held companies. Since 1992, he has served as a member of the board of directors of Susquehanna University, holding the position of Chairman of that board in 2000 and 2001. He was also Chairman of the advisory board of the Weiss School of Business at Susquehanna University, and is Chairman of the board of the Landmark School, a premier secondary school for students with language-based learning disabilities. Mr. Lopardo is also a board member of the Boston Partners in Education and USA Hockey Foundation. Mr. Lopardo received a Bachelor of Science degree in marketing and management from Susquehanna University. Mr. Lopardo brings to our board almost forty years of experience in the financial services industry and his demonstrated acumen for business leadership.

ALEXIS P. MICHAS:    Age 52; Principal Occupation: Managing Partner and Director of Stonington Partners, Inc. and also founder and Managing Partner of Juniper Investment Company, LLC, both private investment firms based in New York. Director of PerkinElmer since 2001. Member of the audit and finance committees.

Mr. Michas has been the Managing Partner and a director of Stonington Partners, Inc. since 1994 and the founder and Managing Partner of Juniper Investment Company, LLC since 2008. Mr. Michas was previously a partner of Merrill Lynch Capital Partners, Inc. (“MLCP”), a wholly owned subsidiary of Merrill Lynch & Co., Inc., from 1993 to 1994, and Senior Vice President of MLCP from 1989 to 1993. He served on the board of directors of MLCP from 1989 to 2001 and was a consultant to MLCP from 1994 to 2001. Mr. Michas was also a Managing Director of the Investment Banking Division of Merrill Lynch, Pierce, Fenner & Smith Incorporated from 1991 to 1994. Mr. Michas received a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School. Mr. Michas is also a director of BorgWarner Inc., Lincoln Educational Services Corporation, AirTran Airways, Inc. and a number of privately held companies. Mr. Michas is the Chairman of the board of trustees of Athens College in New York. Mr. Michas’ qualifications to serve on our board of directors include his investment management background and extensive financial experience, as well as his public company board service.

JAMES C. MULLEN:    Age 51; Principal Occupation: President and Chief Executive Officer of Biogen Idec Inc., a biotechnology company based in Cambridge, Massachusetts. Director of PerkinElmer since 2004. Chair of the nominating and corporate governance committee and a member of the compensation and benefits committee.

Mr. Mullen is President and Chief Executive Officer of Biogen Idec Inc. Mr. Mullen joined Biogen, Inc. in 1989. He was named Chairman of the board of directors of Biogen in July 2002, after being named Chief Executive Officer in 2000. Mr. Mullen has also held the positions of President and Chief Operating Officer (1999-2000); Vice President, International (1996-1999); Vice President, Operations (1992-1998); and Director, Facilities and Engineering (1989-1992). In 2003, Mr. Mullen helped to lead the merger of Biogen, Inc. and IDEC Pharmaceuticals Corporation, a global biotechnology leader that creates new standards of care in oncology, neurology and immunology. He holds a Bachelor of Science degree in chemical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Villanova University. In addition to serving as a director of Biogen Idec, Mr. Mullen is a member of the board of directors of the Biotechnology Industry Organization (BIO), a member of the Biomedical Sciences Careers Program, and a Trustee of The Rivers School. Mr. Mullen’s extensive experience as the chief executive officer of a public company as well as his proven ability to lead complex technology enterprises are among the reasons that make him well suited for service on our board.

DR. VICKI L. SATO:    Age 61; Principal Occupation: Professor of Management Practice, Harvard Business School and Professor of the Practice, Department of Molecular and Cell Biology, Harvard University, Cambridge, Massachusetts. Advisor, Atlas Venture. Director of PerkinElmer since 2001. Member of the nominating and corporate governance committee.

Dr. Sato was appointed Professor of Management Practice at Harvard Business School and Professor of the Practice in the Department of Molecular and Cell Biology of Harvard University in 2006. Prior to that, she had been the President of Vertex Pharmaceuticals Incorporated from 2000 until her retirement from that position in 2005, and had previously served eight years as Vertex’s Chief Scientific Officer and Chair of the scientific advisory board. Prior to joining Vertex in 1992, she was with Biogen, Inc. from 1984 to 1992, most recently as Vice President of Research and a member of the scientific advisory board. Since 1993, Dr. Sato has served on the board of tutors, Department of Molecular and Cell Biology at Harvard University. Dr. Sato is also a business advisor to Atlas Venture and other enterprises in the biotechnology and pharmaceutical industries. Dr. Sato serves as Chair of the overseers of the Isabella Stewart Gardner Museum. She is currently a director of Bristol-

Myers Squibb Company and Alnylam Pharmaceuticals, Inc., and has served as a director of Infinity Pharmaceuticals, Inc. during the past five years. She is the author of numerous professional publications and holds several issued or pending patents. Dr. Sato received her Bachelor, Master and Doctoral degrees from Harvard University. Dr. Sato’s qualifications to serve on our board of directors include her industry-specific scientific expertise and her experience with long-term corporate strategy development.

GABRIEL SCHMERGEL:    Age 69; Principal Occupation: Retired Chief Executive Officer and President of Genetics Institute, Inc. Director of PerkinElmer since 1999. Chair of the compensation and benefits committee and member of the executive committee.

Mr. Schmergel joined Genetics Institute, Inc. as President and Chief Executive Officer in 1981. Under his leadership, Genetics Institute became a fully integrated biopharmaceutical company with a portfolio of drugs for hemophilia, anemia and cancer. Genetics Institute was acquired by Wyeth (formerly known as American Home Products Corporation) in 1996, and Mr. Schmergel retired as President and Chief Executive Officer in 1997. Mr. Schmergel was recognized with an honorary Doctorate of Engineering degree from Worcester Polytechnic Institute in 1988, and in 1994 was elected to the National Academy of Engineering for his leadership in biotechnology. From 1992 to 1998, he was a member of the visiting committee of Harvard Business School. He also spent five years on the board of governors of the New England Medical Center and on the board of trustees of the Boston Ballet. Currently, Mr. Schmergel serves on the board of overseers for the Tufts Veterinary School. Mr. Schmergel received a Bachelor of Science degree in mechanical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Harvard Business School, where he was named a Baker Scholar. Mr. Schmergel’s three decades of executive leadership experience in the life sciences industry and associated management experience makes his continued service to our board a valuable asset.

KENTON J. SICCHITANO:    Age 65; Principal Occupation: Retired Global Managing Partner, PricewaterhouseCoopers LLP, a public accounting firm. Director of PerkinElmer since 2001. Chair of the audit committee and a member of the compensation and benefits and executive committees.

Mr. Sicchitano joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, in 1970, and after becoming a partner in 1979, held various leadership positions within the firm until he retired in June 2001. Mr. Sicchitano is also a director of Analog Devices, Inc., MetLife, Inc. and its wholly owned subsidiary, Metropolitan Life Insurance Company. At various times from 1986 to 1995 he served as a director and/or officer of a number of not-for-profit organizations, including President of the Harvard Business School Association of Boston, Treasurer of the Harvard Club of Boston, member of the board of directors of the Harvard Alumni Association, member of the board of directors and Chair of the finance committee of New England Deaconess Hospital, and member of the board of directors of the New England Aquarium. Mr. Sicchitano holds a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School. The breadth and depth of Mr. Sicchitano’s experience with public accounting issues for complex organizations operating on a global basis is one of the core reasons for his service on our board.

PATRICK J. SULLIVAN:    Age 58; Principal Occupation: Retired Executive Chairman of Hologic, Inc., a women’s health diagnostic and medical device company. Director of PerkinElmer since February 2008. Member of the audit and nominating and corporate governance committees.

Mr. Sullivan has served as Executive Chairman and a director of Hologic from its merger with Cytyc Corporation in October 2007 until May 2008, having previously served Cytyc as Chief Executive Officer and a director since March 1994, Vice Chairman of the board of directors since January 2001, Chairman-elect since January 2002 and Chairman since May 2002. From March 1994 to January 2002, and from July 2002 to October 2007, Mr. Sullivan also served as President of Cytyc and from January 1991 to March 1994, as Vice President of Sales and Marketing of Cytyc. Prior to joining Cytyc, Mr. Sullivan was employed in several senior marketing positions for five years by Abbott Laboratories, a diversified healthcare company, and was a consultant with McKinsey & Company, an international management consulting firm. Mr. Sullivan serves as a member of the board of directors of several privately held companies. He holds a Bachelor of Science degree from the United States Naval Academy and a Master of Business Administration degree from Harvard Business School. Mr. Sullivan’s qualifications to sit on our board of directors include his experience as the chief executive officer of a public company and his extensive sales and marketing experience.

G. ROBERT TOD:    Age 70; Principal Occupation: Retired Vice Chairman, President and Chief Operating Officer and Director of the CML Group, Inc., a specialty marketing company. Director of PerkinElmer since 1984. Lead Director, member of the compensation and benefits, executive and finance committees.

Mr. Tod was co-founder of the CML Group, Inc. and served as its Vice Chairman, President and Chief Operating Officer from 1969 to his retirement in 1998. Mr. Tod is currently non-executive Chairman of Allagash Brewing Co. and serves on the board of trustees of Rensselaer Polytechnic Institute and the Ida Cason Callaway Foundation. Mr. Tod is a former director of SCI Systems, Inc., US Trust, Walden Bancorp and Domain, Inc. He also previously served as a trustee of Emerson Hospital, the Middlesex School, the Fenn School, and as a Vice President of the Alumni Executive Council of the Harvard Business School. Mr. Tod received a Bachelor of Science degree in mechanical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Harvard Business School. Mr. Tod’s proven ability to make sound business judgments and his deep understanding of our people and our products are reflected in his more than twenty-five years of service on our board.

INFORMATION RELATING TO OUR BOARD OF DIRECTORS

AND ITS COMMITTEES

Determination of Independence

Our common stock is listed on the New York Stock Exchange. Under current NYSE rules, a director of PerkinElmer qualifies as “independent” only if our board of directors affirmatively determines that the director has no material relationship with PerkinElmer, either directly or as a partner, shareholder or officer of an organization that has a relationship with PerkinElmer. In evaluating potentially material relationships, our board considers commercial, industrial, banking, counseling, legal, accounting, charitable and familial relationships, among others. Our board of directors has determined that none of Messrs. Lopardo, Michas, Mullen, Schmergel, Sicchitano, Sullivan or Tod, or Dr. Sato has a material relationship with PerkinElmer, and also that each of these directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual.

Director Candidates

Our shareholders may recommend director candidates for inclusion by the board of directors in the slate of nominees the board recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the nominating and corporate governance committee. If the board determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included on our proxy card for the shareholder’s meeting at which his or her election is recommended.

Shareholders may recommend individuals for the nominating and corporate governance committee to consider as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the “PerkinElmer Nominating and Corporate Governance Committee” c/o Office of the General Counsel, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. The nominating and corporate governance committee will consider a proposed director candidate only if appropriate biographical information and background material is provided on a timely basis. The process followed by the nominating and corporate governance committee to identify and evaluate candidates may include requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board of directors. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, the nominating and corporate governance committee will evaluate those candidates by following substantially the same process as outlined above, and applying substantially the same criteria, as for candidates submitted by board members.

Shareholders also have the right under our By-laws to nominate director candidates directly, without any action or recommendation on the part of the nominating and corporate governance committee or our board, by following the process for shareholder proposals for election of directors set forth in our By-laws and discussed in “Shareholder Proposals for 2011 Annual Meeting of Shareholders,” below. Candidates nominated by shareholders in accordance with these procedures will not be included in our proxy card for the shareholder meeting at which his or her nomination is recommended.

Criteria and Diversity

In considering whether to recommend any candidate for inclusion in the board of directors’ slate of recommended director nominees, including candidates recommended by shareholders, the nominating and corporate governance committee will apply the criteria set forth in PerkinElmer’s corporate governance guidelines and such other factors as the committee deems appropriate. These criteria include the candidate’s experience, skills, and independence. In evaluating a candidate’s experience and skills, the nominating and corporate governance committee may also consider qualities such as an understanding of technologies, marketing, finance, regulation and public policy, and international issues. In evaluating a candidate’s independence, the nominating and corporate governance committee will consider the applicable independence standards of the NYSE and the Securities and Exchange Commission. The nominating and corporate governance committee will evaluate each director candidate in the context of the perceived needs of the board and the best interests of PerkinElmer and its shareholders, and our corporate governance guidelines specify that the composition of the board should reflect diversity. Accordingly, the nominating and corporate governance committee seeks nominees with a broad range of experience, professions, skills and backgrounds. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The nominating and corporate governance committee, as part of its annual assessment of board performance, reviews the diversity of experience, attributes and skills considered necessary for the optimal functioning of the board. The committee reviews the experience, attributes and skills currently represented on the board, as well as those areas where a change could improve the overall quality of our board and the ability of the board to perform its responsibilities. The committee then establishes those areas that could be the focus of a director search, if necessary. The effectiveness of the board’s diverse mix of experience, attributes and skills is reviewed as a component of each board self-assessment process.

Leadership Structure

Our board of directors selects a Chairman of the board by evaluating the criteria and using a process that the board considers to be in the best interests of the company and its shareholders, pursuant to our corporate governance guidelines. Our board of directors does not have a fixed policy on whether the Chief Executive Officer and Chairman should be separate positions or whether the Chairman should be an employee or non-employee. Currently, Mr. Friel serves as our Chairman and Chief Executive Officer. Mr. Friel has in-depth knowledge of the issues and opportunities facing the company, allowing him to effectively develop agendas designed to focus the board’s time and attention on the most critical matters, while also leading the discussion of those matters and ultimately the execution of the resulting strategic initiatives. The combined role promotes decisive leadership and clear accountability. Our corporate governance guidelines require that if the Chief Executive Officer is also Chairman, then there should be a Lead Director elected annually by the board from the independent directors. The chair of the nominating and corporate governance committee leads an annual process for electing a Lead Director. Mr. Tod currently serves as our Lead Director. The primary responsibilities of the Lead Director include communication with the Chief Executive Officer, initiating and chairing meetings of the independent directors, and counseling the Chief Executive Officer and directors as needed. Our board holds executive sessions of the independent directors preceding or following each regularly scheduled board meeting. We believe the current leadership structure, which combines Mr. Friel’s more than ten years of executive experience with the company in a variety of key leadership roles with Mr. Tod’s more than quarter century of service on the board, allows the Chairman and Chief Executive Officer to set the overall direction of the company and provide day-to-day leadership, while having the benefit of the Lead Director’s counsel and corporate governance experience.

Communications from Shareholders and Other Interested Parties

Our board of directors will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate.

Shareholders and other interested parties who wish to communicate with our entire board may do so by writing to Robert F. Friel, Chairman, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. Shareholders and other interested parties who wish to communicate with our non-management directors should address such communications to G. Robert Tod, Lead Director, c/o Office of the General Counsel, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. Communications will be forwarded to other directors if they relate to substantive matters that the Chairman or the Lead Director, as the case may be, in consultation with our General Counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which we tend to receive repetitive or duplicative communications.

Board of Directors Role in Risk Oversight

Our board of directors has an active role in overseeing risks that could affect the company, including operational, financial, legal and regulatory, and strategic and reputational risks. This oversight is conducted primarily through the audit committee, which has been assigned responsibility for enterprise risk management, and reports regularly to the board of directors on such matters. Functional performance of enterprise risk management activities is carried out by senior management, with access to external service providers as needed. This process includes periodic reporting by management to the audit committee in order to systematically identify, analyze, prioritize and document potential business risks, their potential impact on the company’s performance, and the company’s ability to detect, manage, control and prevent these risks. When the audit committee receives a report from senior management, the chair of the audit committee reports on the discussion to the full board during the applicable portion of the next board meeting. This enables the board and its committees to coordinate the risk oversight role, particularly with respect to risk areas that may potentially impact more than one committee of the board of directors.

Board of Directors Meetings and Committees

Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The board’s primary responsibility is to oversee the management of the company and, in so doing, serve the best interests of our company and its shareholders. The board selects, evaluates and provides for the succession of our executive officers. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on PerkinElmer. Management keeps the directors informed of company activity through regular written reports and presentations at board and committee meetings.

Our board of directors met six times in fiscal 2009. During fiscal 2009, each director attended 75% or more of the total number of meetings of the board and the committees of which such director was a member. We expect, barring extenuating circumstances, that the members of the board of directors will attend our annual meeting of shareholders. In 2009, all but one of our directors attended our annual meeting of shareholders.

Mr. Friel is the only director who is also an employee of PerkinElmer. He does not participate in the portions of any meetings at which his compensation is determined.

Our board’s standing committees are audit, executive, finance, nominating and corporate governance, and compensation and benefits. Each committee has a charter that has been approved by the board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. You can access our committee charters, corporate governance guidelines, and standards of business conduct under “Corporate Governance” in the “Investors” section of our website, www.perkinelmer.com, or request a copy by writing to PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations.

Audit Committee

Our audit committee assists the board of directors in overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, risk assessment and the performance of our internal audit function and our independent registered public accounting firm. The current members of our audit committee are Messrs. Sicchitano (Chair), Lopardo, Michas and Sullivan. Our board of directors has determined that Mr. Sicchitano qualifies as an “audit committee financial expert” as defined by applicable rules of the Securities and Exchange Commission. Each of Messrs. Sicchitano, Lopardo, Michas and Sullivan is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees, including the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934. In addition, our board has determined that each member of the audit committee is financially literate and that Mr. Sicchitano has accounting and/or related financial management expertise as required under the rules of the NYSE. None of Messrs. Sicchitano, Lopardo, Michas or Sullivan serves on the audit committees of more than two other public companies. The audit committee held ten meetings during fiscal 2009.

Executive Committee

Our executive committee, which acts as needed during intervals between board meetings, has been delegated all of the powers of our board of directors, except those powers which by law or under our charter or By-laws the board is prohibited from delegating. The current members of the executive committee are Messrs. Friel (Chair), Schmergel, Sicchitano and Tod. The board has determined that each of Messrs. Schmergel, Sicchitano and Tod is independent as defined under the rules of the NYSE. Mr. Friel is our Chairman and Chief Executive Officer. Our executive committee met once during fiscal 2009.

Finance Committee

Our finance committee considers and approves the specific terms of debt and equity securities to be issued by PerkinElmer, and indebtedness and off-balance sheet transactions to be entered into by PerkinElmer. The finance committee also considers and approves transactions affecting our capital structure. The current members of our finance committee are Messrs. Lopardo (Chair), Friel, Michas and Tod. The board of directors has determined that each of Messrs. Lopardo, Michas and Tod is independent as defined under the rules of the NYSE. Mr. Friel is our Chairman and Chief Executive Officer. Our finance committee held four meetings during fiscal 2009.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee identifies qualified director candidates, recommends to the board of directors the persons to be nominated by the board as directors at the annual meeting of shareholders, reviews and recommends changes to our corporate governance principles, and oversees the evaluation of the board. Our nominating and corporate governance committee also adopted and oversees our related party transactions policy. The current members of the nominating and corporate governance committee are Messrs. Mullen (Chair), Lopardo and Sullivan, and Dr. Sato. The board has determined that each of Messrs. Mullen, Lopardo and Sullivan and Dr. Sato is independent as defined under the rules of the NYSE. The nominating and corporate governance committee has the authority under its charter to retain, review fees for, and terminate advisers and consultants as it deems necessary to assist in the fulfillment of its responsibilities. For information relating to nominations of directors by our shareholders, see “Director Candidates” above. For information concerning our related party transactions policy, see “Certain Relationships and Policies on Related Party Transactions” below. Our nominating and corporate governance committee met twice during fiscal 2009.

Compensation and Benefits Committee

Our compensation and benefits committee discharges the responsibilities of our board of directors relating to the compensation and benefits of our Chief Executive Officer and our other executive officers, and reviews and makes recommendations to the nominating and corporate governance committee regarding director compensation. The compensation and benefits committee also oversees the performance evaluation of our Chief Executive Officer by the board. In addition, the compensation and benefits committee grants stock options and other stock incentives to our officers, and administers our incentive compensation and executive benefit plans.

The current members of the compensation and benefits committee are Messrs. Schmergel (Chair), Mullen, Sicchitano and Tod. Mr. Schmergel assumed the Chair position, previously held by Mr. Tod, on April 28, 2009 which was the date of our 2009 Annual Meeting. The board has determined that each of Messrs. Schmergel, Mullen, Sicchitano and Tod is independent as defined under the rules of the New York Stock Exchange, or NYSE. Our compensation and benefits committee held six meetings during fiscal 2009.

The compensation and benefits committee has the authority under its charter to retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The compensation and benefits committee has retained Mercer, a wholly-owned subsidiary of Marsh & McLennan

Companies, Inc., or MMC, as its consultant to assist the compensation and benefits committee with its responsibilities related to our executive and board of director compensation programs. Mercer provides data and analyses that serve as the basis for setting executive officer and director compensation levels and advises the committee on compensation decisions. Mercer also advises the committee on the structure of executive officer and director compensation programs, including the design of incentive plans, the forms and mix of compensation and other topics relevant to executive and board compensation. Mercer’s fees for executive and director compensation consulting to the committee in fiscal year 2009 were $210,390. In order to maintain objectivity, Mercer does not provide other compensation consulting services to PerkinElmer without the prior approval of the Chair of the compensation and benefits committee.

During the fiscal year, Mercer and its MMC affiliates were retained by Company management to provide services unrelated to executive compensation, including insurance and pension brokerage and consulting services, pre-employment background checks and purchase of published surveys. The aggregate fees paid for those other services in fiscal 2009 were $192,178. The compensation and benefits committee did not review or approve the other services provided by Mercer and its affiliates to the Company, as those services were approved by management in the normal course of business. Based on policies and procedures implemented by the committee and by Mercer to ensure the objectivity of Mercer’s individual executive compensation consultant, the committee believes that the consulting advice it receives from Mercer is objective and not influenced by Mercer’s or its affiliates’ other relationships with the Company.

The agenda for meetings of the compensation and benefits committee is proposed by the Chair of the committee with assistance from our Chief Administrative Officer and Senior Vice President, Human Resources. Agenda topics are also proposed by committee members. At the invitation of the Chair of the committee, compensation and benefits committee meetings held in fiscal 2009 were regularly attended by our Chief Executive Officer, the Chief Administrative Officer and the Senior Vice President, Human Resources as well as the Mercer consultant. Prior to his termination of employment and departure from our board in April 2009, our Executive Chairman also attended committee meetings. For part of each meeting, the committee meets in executive session without the Executive Chairman, the Chief Executive Officer and other members of management present. The Mercer consultant attends executive session as requested by the committee. The committee’s Chair regularly reports the committee’s recommendations and decisions on executive compensation to our board of directors. Our Chief Executive Officer and other executive officers may be delegated authority by the committee to fulfill certain administrative duties regarding compensation and benefit programs.

Compensation Committee Interlocks and Insider Participation

For the fiscal year ended January 3, 2010, the members of the compensation and benefits committee were Messrs. Schmergel (Chair), Mullen, Sicchitano and Tod.

None of our executive officers has served as a director or member of the compensation committee of any other entity while any executive officer of that entity served as a director or member of our compensation and benefits committee.

Report of the Audit Committee

The audit committee has:

•	Reviewed and discussed with management our audited financial statements as of and for the fiscal year ended January 3, 2010;

•

Discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards 61, as amended, Communication with Audit Committees;

•	Discussed with Deloitte & Touche LLP the matters required to be reviewed pursuant to Rule 207 of Regulation S-X;

•

Received and reviewed the written disclosures and the letter from Deloitte & Touche LLP pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning the independent registered public accounting firm’s independence; and

•

Based on the review and discussions referred to above, recommended to the board of directors that the audited financial statements referred to above be included in our annual report on Form 10-K for the fiscal year ended January 3, 2010 for filing with the Securities and Exchange Commission.

The audit committee is pleased to submit this report to the shareholders.

By the audit committee of the board of directors:

Kenton J. Sicchitano, Chair

Nicholas A. Lopardo

Alexis P. Michas

Patrick J. Sullivan

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu and their respective affiliates, in the identified categories for the 2009 fiscal year and the 2008 fiscal year:

	Fiscal 2009	Fiscal 2008
Audit Fees	$3,754,000	$4,212,000
Audit-Related Fees	508,000	378,000
Tax Fees	1,982,000	1,985,000
All Other Fees	—	0

Total Fees	$6,244,000	$6,575,000

Audit Fees

These are fees related to professional services rendered in connection with the audit of our annual financial statements, the reviews of the interim financial statements included in each of our quarterly reports on Form 10-Q, and other professional services provided by our independent registered public accounting firm in connection with statutory or regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to performance of the audit and review of our financial statements, and which are not reported under “Audit Fees.” These services consisted primarily of audits of employee benefit plans, specific internal control process reviews, consultations regarding accounting and financial reporting, and attestation services for such matters as required for consents related to registration statements and other filings with the Securities and Exchange Commission.

Tax Fees

These are fees billed for professional services for tax compliance, tax advice and tax planning services. Tax compliance services which relate to preparation of original and amended non-US corporate income tax returns (fees for which amounted to $1,298,000 in fiscal 2009 and $1,459,000 in fiscal 2008) and expatriate tax return preparation and assistance (fees for which amounted to $161,000 in fiscal 2009 and fees for which amounted to $264,000 in fiscal 2008) accounted for $1,459,000 of the total tax fees paid for fiscal 2009 and $1,723,000 of the total tax fees paid for fiscal 2008. Tax advice and planning services, including consultations on foreign transactions, assistance with tax audits and appeals, tax advice related to reorganizations, mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities, amounted to $523,000 in fiscal 2009 and $262,000 in fiscal 2008.

All Other Fees

There were no fees paid or incurred for other services in either fiscal 2009 or 2008.

Audit Committee’s Pre-approval Policy and Procedures

The audit committee of our board of directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. We may not engage our independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the audit committee, or the engagement to render the service is entered into pursuant to the audit committee’s pre-approval policies and procedures. On an annual basis, the audit committee may pre-approve services that are expected to be provided to PerkinElmer by the independent registered public accounting firm during the following 12 months. At the time such pre-approval is granted, the audit committee must (1) identify the particular pre-approved services in a sufficient level of detail so that our management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy.

On a semi-annual basis, our management provides the audit committee with an update of proposed services for pre-approval. Any additional services which fall outside the scope of the semi-annual review process require advance approval by the audit committee. The audit committee may delegate to one or more designated members of the committee the authority to grant pre-approvals of permitted services or classes of permitted services to be provided by the independent registered public accounting firm. The decisions of a designated member to pre-approve a permitted service are reported to the audit committee at its next regularly scheduled meeting. While controls have been established to identify all services rendered by the independent registered public accounting firm, the audit committee recognizes that there may be some “de minimis” services provided that, while considered permitted services, may not be identified as non-audit services or reported immediately because of their “de minimis” nature. Such services may be approved prior to the completion of the audit by either the audit committee, or a designated member of the audit committee.

Certain Relationships and Policies On Related Party Transactions

The nominating and corporate governance committee of our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which PerkinElmer was or is to be a participant and in which one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), or any entity in which persons listed above, either individually or in the aggregate, have a greater than 10% ownership interest, each of whom we refer to as a “related party,” has or will have a direct or indirect material interest, as determined by the committee. We refer to these transactions as “related party transactions.”

The policy calls for any proposed related party transaction to be reviewed and, if deemed appropriate, approved by our nominating and corporate governance committee. Whenever practicable, the review and approval will occur prior to entry into the transaction. If advance approval is not practicable, the committee will review, and, in its discretion, may approve the related party transaction. The policy also permits the chair of the committee to review and, if deemed appropriate, approve proposed related party transactions that arise between committee meetings, in which case the chair will report such transactions to the committee at its next meeting. Any related party transactions that are ongoing in nature will be reviewed annually. The committee will review and consider such information regarding the related party transaction as it deems appropriate under the circumstances.

The committee has determined that certain types of transactions, such as those excluded by the instructions to the Securities and Exchange Commission’s related person transaction disclosure rule, do not create a material direct or indirect interest on behalf of related parties and, therefore, are not related party transactions for purposes of this policy.

The committee may approve a related party transaction only if the committee determines that, under all of the circumstances, the transaction is in the best interest of PerkinElmer and its shareholders.

DIRECTOR COMPENSATION

Directors who are employees of PerkinElmer receive no additional compensation for their services as directors. Our compensation and benefits committee periodically reviews our non-employee director compensation policies with the assistance of Mercer, and makes recommendations to our nominating and corporate governance committee for that committee’s proposal to the board. Mercer provides data on director compensation programs at a number of companies identified by the committee and Mercer as industry peers.

Our director compensation program is designed to provide a competitive level of compensation and enable PerkinElmer to attract and retain highly-qualified board members. Annual compensation for our non-employee directors consists of a cash retainer and equity compensation comprising stock and stock option grants. Each of these components for 2009 is shown in the following table and explained further below.

2009 Director Compensation

Name (3)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)(2)	Total ($)
Nicholas A. Lopardo	$70,000	$99,993	$54,971	$224,964
Alexis P. Michas	$70,000	$99,993	$54,971	$224,964
James C. Mullen	$70,000	$99,993	$54,971	$224,964
Dr. Vicki L. Sato	$70,000	$99,993	$54,971	$224,964
Gabriel Schmergel	$70,000	$99,993	$54,971	$224,964
Kenton J. Sicchitano	$95,000	$99,993	$54,971	$249,964
Patrick J. Sullivan	$70,000	$99,993	$54,971	$224,964
G. Robert Tod	$95,000	$99,993	$54,971	$249,964

NOTES

(1)	The grant date fair value of the annual stock option grant to each director in 2009 was $54,971. The grant date fair value of the annual share grant to each director in 2009 was $99,993 and these shares were not subject to restriction or vesting. Ignoring the impact of the forfeiture rate, these amounts represent the aggregate grant date fair value of awards of options and shares granted to each listed director in fiscal 2009. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 19 to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended January 3, 2010.

(2)	As of January 3, 2010, directors held total stock options outstanding as follows: Mr. Tod: 56,381; Mr. Sicchitano: 56,381; Mr. Lopardo: 54,627; Mr. Michas: 54,627; Mr. Mullen: 56,734; Dr. Sato: 54,627; Mr. Schmergel: 46,734; and Mr. Sullivan: 31,478. Our directors held no shares of restricted stock as of January 3, 2010.

(3)	Gregory L. Summe stepped down as Executive Chairman and as a member of our board, and terminated his employment with the Company, effective April 28, 2009 which was the date of our annual meeting. Prior to the termination of his employment, Mr. Summe was compensated as an executive officer of the Company and did not receive any additional compensation in association with his role as a director.

Annual Cash Retainer

Each of our non-employee directors receives an annual cash retainer of $70,000 which is paid in four quarterly installments. Our Lead Director and the Chair of our audit committee are paid an additional annual cash retainer of $25,000 in recognition of the responsibilities carried by these roles. The retainer is prorated for non-employee directors who serve for only a portion of the year. The retainer is also prorated for any director who attends fewer than 75% of board meetings for the year.

Equity Compensation

Stock Options:    All non-employee directors receive an annual stock option grant which has a fair market value of $55,000 on the date the award was granted. In 2009, each non-employee director was awarded an option to purchase 12,586 shares of our common stock at a per share exercise price of $17.40. We granted these stock options for 2009 following the annual shareholders meeting, on the third business day after our first quarter earnings release. New non-employee directors receive an initial stock option grant of 10,000 shares of our common stock.

Stock options granted to non-employee directors since 2005 vest in three equal annual installments beginning one year from the grant date, and may be exercised for seven years from the grant date. All options granted to non-employee directors have an exercise price equal to the fair market value on the date of grant and become exercisable in full upon a change in control. Directors who leave the board have three months to exercise their vested options, after which the options are cancelled, except for departures due to death or disability, in which case the options may be exercised for up to one year, and in the event of retirement from the board, in which case options may be exercised for three years. Directors qualify for retirement under our stock option awards after attaining age 55 and ten years of service.

Stock Awards:    Non-employee directors receive an annual award of our common stock with a fair market value of $100,000. The number of shares granted is based on the fair market value of the award on the date of grant. The granted shares are not subject to restrictions or vesting. The stock award is prorated for non-employee directors who serve for only a portion of the year. In 2009, each non-employee director was awarded 5,790 shares. In accordance with our usual practice, we granted these awards following the annual shareholders meeting, on the third business day after our first quarter earnings release.

Deferred Compensation Plan

Directors may defer receipt of all or a portion of their cash retainer or stock awards. Mr. Lopardo elected to defer his annual stock grant in 2009. For more information about our deferred compensation program, see “Executive Compensation—Non-Qualified Deferred Compensation Plan” in the “Compensation Discussion and Analysis” below.

Business Travel Accident Insurance

Non-employee directors are provided with $250,000 of death benefit coverage under PerkinElmer’s business travel accident insurance policy which provides coverage while traveling on PerkinElmer business.

Director Stock Ownership Guidelines

Within five years of election to our board, we expect each non-employee director to own PerkinElmer stock with a fair market value equal to at least five times the annual cash retainer ($350,000 for 2009). Shares held in the deferred compensation plan are counted as owned. As of February 16, 2010, all of our directors were in compliance with our stock ownership guidelines. See “Beneficial Ownership of Common Stock”, below, for the stock ownership of our directors.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows the number of shares of our common stock beneficially owned on February 16, 2010 by (1) each of the directors and nominees for director individually, (2) each of the executive officers named in the Summary Compensation Table below, (3) any person known to us to own beneficially more than five percent of our outstanding common stock and (4) all executive officers, directors, and nominees for director as a group. The beneficial ownership set forth below includes any shares that the person has the right to acquire within 60 days after February 16, 2010 through the exercise or conversion of any stock option or other right.

Name (1)	Stock	Stock-Based Holdings (2)	Acquirable Within 60 Days (3)	Total Shares Beneficially Owned (4)	Percent of Class
Michael L. Battles	21,442	13,832	38,667	73,941	*
BlackRock, Inc. (5)	8,876,148	—	—	8,876,148	7.6%
Robert F. Friel	503,955	—	1,432,658	1,936,613	1.6%
Nicholas A. Lopardo	22,211	34,108	25,854	82,173	*
Manning & Napier Advisors, Inc. (6)	9,582,307	—	—	9,582,307	8.2%
Daniel R. Marshak	20,341	9,978	50,894	81,213	*
Alexis P. Michas	77,262	12,451	33,747	123,460	*
James C. Mullen	28,454	—	35,854	64,308	*
John A. Roush	88,592	32,444	203,009	324,045	*
Vicki L. Sato	30,646	—	25,854	56,500	*
Gabriel Schmergel	59,689	—	25,854	85,543	*
Kenton J. Sicchitano	29,736	—	25,854	55,590	*
Patrick J. Sullivan	10,197	—	9,630	19,827	*
G. Robert Tod	69,943	—	25,854	95,797	*
The Vanguard Group, Inc. (7)	6,029,589	—	—	6,029,589	5.1%
Richard F. Walsh	186,754	4,839	720,996	912,589	*
Frank A. Wilson	20,416	—	—	20,416	*
All current executive officers, directors, and nominees for director of the company as a group, 16 in number	1,223,176	109,342	2,719,487	4,052,005	3.4%

NOTES

*	Less than 1%

(1)	Except to the extent noted below, each individual or entity has sole voting and investment power over the shares of common stock identified in the table as beneficially owned by the individual, other than shares accrued under our deferred compensation plan that may not be sold until distributed from the plan and shares of restricted stock which may not be sold until they have fully vested.

(2)	This column represents indirect holdings of PerkinElmer’s common stock, including, for example, investments in the PerkinElmer stock fund selected by the employee in our retirement savings plan and shares that are accrued under deferred compensation arrangements and are payable 100% in common stock at the time of distribution. This column also includes shares held by spouses, minor children and trusts, including the following number of shares over which the identified director has shared voting and investment power but as to which he disclaims beneficial interest: Mr. Michas (3,500 shares).

(3)	Represents shares of common stock that may be acquired within 60 days after February 16, 2010 upon the exercise of outstanding stock options.

(4)	Represents the sum of the shares set forth for the individual in each of the “Stock,” “Stock-Based Holdings” and “Acquirable Within 60 Days” columns.

(5)

Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010 by BlackRock, Inc., reporting sole power to vote or direct the vote over, and sole power to dispose or direct the disposition of, 8,876,148 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(6)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010 by Manning & Napier Advisors, Inc., reporting sole power to vote or direct the vote over 7,561,897 shares and sole power to dispose or direct the disposition of 9,582,307 shares. The address of Manning & Napier Advisors, Inc. is 290 Woodcliff Drive, Fairport, New York 14450.

(7)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2010 by The Vanguard Group, Inc., reporting sole power to vote or direct the vote over 186,712 shares, sole power to dispose or direct the disposition of 6,029,589 shares and shared power to dispose or direct the disposition of 167,012 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We operate in a technical, fast-paced, ever-evolving industry in which there is a high level of competition for market share and limited talent. The goals of our executive compensation program are to attract, retain and motivate talented executives to enable the Company to be successful in a highly competitive environment. Our executive officer compensation program structure supports our business strategy to enhance the value of our shareholders’ investments by driving top-line results while remaining focused on cash flow performance and increased operating productivity, and creating sustainable market positions for our products, technology and services. Over time, we believe this will generate sustainable shareholder value through stock price appreciation and dividend.

Our executive compensation program is a robust, highly performance-driven program intended to generate both long-term sustainable shareholder value creation and a near-term focus on financial performance, operational excellence, quality and innovation. We accomplish this through two primary incentive vehicles in addition to base pay. First, to address short-term performance, we have an annual cash incentive plan that we call our Performance Incentive Plan (PIP). PIP payments are made based on the achievement against pre-defined targets which for fiscal 2009 were organic revenue growth (meaning internally generated exclusive of acquisitions during the performance period), cash flow generation and earnings per share. The PIP program operates on two six-month performance periods each year. Secondly, our executive officers participate in our Long-Term Incentive Program (LTIP) that offers three highly performance-leveraged vehicles to drive sustained improvement over the long term using pre-defined financial metrics. For fiscal 2009 these metrics were organic growth, cash flow generation and earnings per share. The LTIP program is structured with overlapping three-year performance cycles and includes three diverse pay vehicles—restricted stock, performance units (a cash plan) and stock options. The three-year goals in LTIP are aligned with our strategic planning process and keep our executives focused on making and executing decisions that create lasting shareholder value.

Key Developments

In order to provide context for the full description of our executive compensation programs that follows, we highlight below several important developments which impacted our executive compensation program for 2009 and future periods.

Leadership Succession and Other Named Executive Officer Role Changes.    In accordance with a leadership succession plan initiated in 2007, Gregory L. Summe stepped down as Executive Chairman and as a member of our board and terminated his employment with the Company effective April 28, 2009, which was the date of our annual meeting. On April 29, 2009, Robert F. Friel was appointed Chairman of the Board in addition to his ongoing role as Chief Executive Officer.

On May 18, 2009, Frank (Andy) Wilson joined the Company as Chief Financial Officer and Chief Accounting Officer. At that time, Michael L. Battles stepped down from the acting Chief Accounting Officer and acting Chief Financial Officer roles which he had held since June 2008 and assumed the role of Chief Financial Officer for our Human Health business.

On January 23, 2010, Richard Walsh announced his retirement from PerkinElmer effective March 31, 2010.

Strategic Focus through Challenging Economic Conditions.    Fiscal 2009 was a year in which global economic conditions created challenges, but during which we demonstrated solid financial performance. We expanded adjusted gross margins despite a decline in revenue compared to the prior year and generated adjusted earnings per share for the full year above the mid-point of guidance we provided at the beginning of 2009. For continuing operations, our operating cash flow was 171% of net income and also exceeded our plan. Our short-term incentive plan payments to our named executive officers were in alignment with our fiscal 2009 performance as described further under “Short-Term Incentive Program” below.

Throughout 2009, we successfully drove our strategic priorities, effectively managed costs, and continued to invest in innovative technologies through internal development as well as through acquisitions and strategic partnerships to drive future growth. In addition, we targeted our cost reduction efforts to mitigate the impact of lower demand while remaining focused on addressing our customers’ evolving needs. This balanced approach has enabled us to achieve our goals and to exit 2009 as a much stronger company financially and better positioned strategically.

In 2009, the compensation and benefits committee of our board of directors, which we refer to as the committee, froze base salaries for all of our executive officers, including the named executive officers who appear in the Summary Compensation Table below. Long-term performance goals for fiscal 2009 which were set in 2007 and early 2008, prior to the economic downturn, were unattainable or only partially attainable, which had a negative effect on share vesting and performance unit payments to officers under the 2007 and 2008 LTIPs. Given the uncertain economic outlook for 2009 and beyond, in January 2009, the committee approved a 2009 LTIP design under which the committee set performance goals for only the first year of the three-year performance period for performance-based restricted stock and performance unit awards. More information about the 2009 LTIP is provided below under “Long-Term Incentive Program (LTIP)”.

Oversight of the Executive Compensation Program

The committee directs the design and oversees the operation of our executive compensation program. A detailed discussion of the committee’s structure, roles and responsibilities and related matters can be found above under the heading “Board of Directors Meetings and Committees.” This disclosure includes a description of the role of Mercer in advising the committee on various matters related to the Company’s executive compensation program.

Executive Compensation Philosophy and Core Principles: Overview

PerkinElmer and the committee apply the following compensation philosophy in structuring the compensation of our executive officers, including the named executive officers. We believe that pay should be performance-based, vary with the attainment of specific objectives, and be closely aligned with the interests of our shareholders. To implement this philosophy, the committee, working with management and Mercer, has established core principles to guide the design and operation of our compensation program. We aim to:

•	provide competitive compensation to attract and retain executive talent with the capability to lead within a global company,

•	emphasize variable pay to align executive compensation with the achievement of results that drive PerkinElmer’s business strategy,

•	use equity-based incentive plans to tie a significant portion of compensation to PerkinElmer’s long-term results and align the executive’s financial interests with those of our shareholders,

•	deliver compensation in the aggregate that is commensurate with PerkinElmer’s results,

•	design total executive compensation programs that are affordable for the Company, including their impact on earnings,

•	design executive incentive plans that do not promote inappropriate or excessive risk-taking,

•	promote executive ownership of PerkinElmer stock to further align executives’ financial interests with shareholders’ interests and to facilitate an ownership culture among executives,

•	be flexible to respond to changing needs of the business, and

•	be transparent so that both executives and other stakeholders understand the executive compensation program and the objectives it seeks to achieve.

Compensation Policies

Market Positioning.    The committee’s policy is to manage total target compensation (and each element) to the median of the competitive market over time. Through the range of opportunities provided in our short-term incentive plan and our long-term incentive program including the performance unit program and performance-contingent restricted stock program (each discussed more fully below), actual payments may exceed the median when our performance exceeds PerkinElmer’s targeted objectives, and may fall below the median when performance is below target. An individual named executive officer’s total compensation (or an element) in any given year may be set above or below median, depending on experience, tenure, performance and internal equity.

External Market Practices.    The committee annually reviews market compensation levels to determine whether total compensation for our executives remains in the targeted median pay range and makes adjustments when needed. This assessment includes evaluation of base salary, short-term incentive opportunities and long-term incentive opportunities against a peer group of industry companies with which we compete for executive talent and in other business matters, supplemented with industry-specific survey data for companies of comparable organization size to PerkinElmer (as measured by annual revenues). In general, the committee gives primary consideration to the peer group information because the peer companies resemble us more closely than the survey participants in terms of size and industry. The committee assesses the data by reviewing compensation arrangements for positions with comparable complexity and scope of responsibility to the positions at PerkinElmer. In addition, the committee assesses rewards such as health benefits, retirement programs and perquisites relative to the market. The committee considers external market data as a general indication of competitive market pay levels, and does not maintain a policy that executive officer pay must conform to a specific level relative to the market data.

Working with Mercer, the committee reviews its peer group each year to ensure that the peer companies selected remain appropriate for compensation and performance comparison purposes. Companies are selected based on industry and size, reflected by both revenue and market capitalization. The committee’s goal is to assemble a group of companies that represents our competitors for executive talent.

In October 2008, the committee established a peer group of companies which was used in the evaluation leading to the approval of 2009 executive target compensation. The peer group companies used by the committee for pay comparisons and for evaluating our relative performance for the time periods considered in this proxy statement are listed below.

The committee once again reviewed the list of peer companies in mid-2009 and established the group to be used in the evaluation leading to approval of 2010 executive target compensation. Applera and Invitrogen had since merged to become Life Technologies, which was added to the peer company list. The committee also chose to add C.R. Bard and Hologic to the peer list because they are within the target industry and size range. Although Agilent and Thermo-Fisher exceed the 75th percentile of the peer group as measured in revenue, the committee recognized their strong industry match, our direct competition with them for talent, and the value of including them in the analysis of relative performance. The committee asked Mercer to conduct the compensation evaluation both with and without Agilent and Thermo-Fisher included. Mercer determined that including Agilent and Thermo-Fisher did not materially change the executive compensation analysis findings and the committee chose to leave these two companies in the analysis of peer company compensation.

Company Name	Peer Group October 2008 - July 2009	Revised Peer Group July 2009 - Present	2008 Net Revenue*: Revised Peer Group ($ millions)
Agilent Technologies, Inc.		X	$5,774
Applera Corporation	X
Beckman Coulter, Inc.	X	X	$3,099
C.R. Bard Inc.		X	$2,452
Hologic, Inc.		X	$1,674
Invitrogen Corporation	X
Life Technologies		X	$3,500
Millipore Corporation	X	X	$1,602
Pall Corporation	X	X	$2,329
Roper Industries, Inc.	X	X	$2,306
Sigma Aldrich Corporation	X	X	$2,201
Thermo-Fisher Scientific		X	$10,498
Varian Inc.	X	X	$1,013
Varian Medical Systems, Inc.	X	X	$2,070
Waters Corporation	X	X	$1,575
* Based on Form 10-K for 2008 fiscal year
		75th Percentile:	$3,099
		Median:	$2,306
		25th Percentile:	$1,674

		PerkinElmer, Inc.:	$1,937

Other Factors Influencing Compensation.    When making compensation decisions, the committee takes many other factors into account, including the individual’s performance in his or her role and against individual goals (particularly over the past year), the individual’s expected future contributions to PerkinElmer’s success, the financial and operational results of our business units and PerkinElmer as a whole, the individual’s historical compensation and any retention concerns, and the Chief Executive Officer’s recommendations (in the case of named executive officers other than the Chief Executive Officer). In looking at historical compensation, the committee looks at the progression of salary increases over time, and also looks at the unvested and vested value inherent in equity awards. The committee uses the same factors in evaluating the Chief Executive Officer’s performance and compensation that it uses for the other named executive officers.

Role of Chief Executive Officer.    The Chief Executive Officer regularly attends a portion of the compensation and benefits committee meetings. He provides the committee with his assessment of the performance of the other named executive officers and his perspective on the factors described above used to develop his recommendations for compensation. The committee discusses each named executive officer and the Chief Executive Officer’s recommendations in detail, including how the recommendations compare against the external market data and how the compensation levels of the executives compare to each other and to the Chief Executive Officer’s. The committee approves or modifies the Chief Executive Officer’s recommendations. Mr. Friel provided recommendations to the committee regarding 2009 executive compensation. The Chief Executive Officer does not make recommendations to the committee, or participate in committee decision-making regarding his own compensation.

Our Chief Executive Officer was evaluated by the full board of directors for his performance against his annual goals which were approved by the committee early in the fiscal year for 2009. In addition, he provides a self-assessment of his performance. The committee discusses the Chief Executive Officer’s self-assessment as well as the committee members’ and all other board members’ assessments of his performance in executive session. The Chief Executive Officer is not present during the executive session discussion of his performance. Working with Mercer, the committee determines and approves the Chief Executive Officer’s base salary, short-term incentive plan target and payment under the PIP (consistent with the terms of the plan described below), and long-term incentive program targets and awards (consistent with the terms of the plan described below). The committee’s approval is then presented to the independent directors for ratification in executive session.

Pay Mix.    In accordance with our pay-for-performance compensation philosophy and because the named executive officers are in a position to directly influence the overall performance of the Company, the named executive officers have a significant portion of their compensation at risk through short- and long-term incentive programs. Not including the cost of benefits, in 2009, our Chief Executive Officer had over 85% of his target pay at risk, and on average our other named executive officers had 73% of their target pay at risk (that is, subject to either performance requirements and/or service requirements). This includes the target short-term PIP incentive, stock options, performance-contingent restricted stock and performance units. Additionally, to align executive officer compensation with long-term corporate success, the majority of the named executive officers’ pay is in the form of long-term incentive compensation through our LTIP. In 2009, over 70% of our Chief Executive Officer’s total target compensation and 55% of the other named executive officers’ total target compensation (excluding benefits) on average was delivered through long-term incentive compensation based on the fair market value on the date of grant. Also, to align the interests of executive officers with shareholders and to support an ownership culture, two-thirds of the named executive officers’, including the Chief Executive Officer’s, target long-term incentive compensation opportunity was provided using equity-based vehicles (stock options and performance-contingent restricted stock). These pay mix statistics exclude compensation for Mr. Battles because he did not participate in our 2009 LTIP.

2009 Target Total Compensation

The committee has determined that our Chief Executive Officer should have a higher percentage of his total target compensation delivered in the form of performance-based incentives than the other named executive officers due to his impact on and higher accountability for Company performance. Market and peer company information presented to the committee as part of the annual executive compensation program review supports that this is a competitive practice.

We expect to continue to deliver the majority of our target executive compensation through performance-based incentive programs, although the committee reserves the right to vary the percentage distribution across plans by individual. The distribution may also change annually, based on the committee’s evaluation of competitive external market practices and its determination of how to best align our executive incentive compensation programs with achievement of our business goals.

Pay for Results.    We have a strong culture of paying for results. This is evidenced by the significant percentage of the executive compensation package that is tied to short-term or long-term performance. In evaluating results against performance metrics and associated achievement under officer compensation plans, the committee looked primarily at overall corporate financial metrics as an indicator of business performance. For

2009, the primary metrics were organic revenue growth, earnings per share and free cash flow (which we define as adjusted operating cash flow less adjusted capital expenditures). The committee selected these metrics to capture the most important aspects of financial performance in the form of revenue growth, profitability and cash generation. Organic revenue growth is a reflection of the growth of our core businesses. Profitability and strong cash flow provide us with the means to invest in both product and service innovation and business development opportunities that fuel revenue growth. We believe that the combination of strong top- and bottom-line financial performance and a solid balance sheet create shareholder value growth that is sustainable over the long term. In establishing performance objectives, the committee also reviews the performance of our industry peer group, referring to companies which are the best comparators for each of our businesses, and setting performance goals within the context of our strategic business plan. More information about the performance metrics and the goals for our short- and long-term incentive programs is provided below.

Components of the Executive Officer Compensation Program

For 2009, our executive officer compensation program consisted of base salary, our long-term incentive program or LTIP (comprising stock options, performance units and performance-contingent restricted stock), our short-term incentive program, and benefits and other perquisites. The table below describes how these elements of compensation link to our compensation philosophy core principles:

Core Principles	Base Salary	Long-Term Incentive Program (LTIP)	Short-Term Incentive Program (PIP and Additional Performance Bonus	Other Benefits and Perquisites
Attract and retain executive talent	X	X	X	X
Variable pay aligns compensation with the achievement of results		X	X
Equity-based incentive plans tie compensation to long-term results		X
Deliver compensation commensurate with PerkinElmer’s results		X	X
Affordability	X	X	X	X
Executive incentive plans that do not promote inappropriate or excessive risk-taking		X	X
Promote executive ownership of PerkinElmer stock		X
Programs that respond to changing needs of the business		X	X
Transparency	X	X	X	X

In 2009, the committee reviewed all compensation, benefits and perquisites provided to the named executive officers in connection with compensation decisions. The specific rationale, design, reward process, and related information for each element are outlined below.

Base Salary

Base salary levels for executive officers are determined based on the committee’s evaluation of the executive’s position, experience and performance, and competitive external market data (which includes peer group information as described under “External Market Practices” above). Generally, the committee refers to the median of the relevant competitive market for the position as part of the base salary evaluation, but any individual named executive officer may have a base salary above or below the median of the market. The committee’s philosophy is that base salaries should meet the objective of attracting and retaining the executive talent needed to run a complex business. In determining individual base salaries, the committee places specific emphasis on the scope and impact of the executive officer’s role in the organization, particularly if the executive has assumed more significant responsibilities or has been promoted to a new position. The committee also considers the value the executive has delivered and is expected to continue to deliver to the organization through performance of his or her job responsibilities, and the achievement of individual performance goals. The committee evaluates external market data for each position and internal pay equity, as well. Our executive officers do not necessarily receive base salary increases every year.

Base salary adjustments can affect the value of other compensation and benefit elements. As the value of the short-term incentive award is expressed as a multiple of base salary, a higher base salary will result in a higher short-term incentive award, assuming the same level of achievement against goals. Additionally, as the committee establishes target total long-term incentive award opportunities for each of the named executive officers expressed as a percentage of base salary, a higher base salary will result in a higher long-term incentive target award opportunity. Certain benefit programs, such as life insurance, are also based on a multiple of base salary.

The salaries paid to all of the Company’s named executive officers in 2009 are shown in the Summary Compensation Table that follows this report. Working with Mercer in late 2008 and early 2009, the committee reviewed the total compensation package for each officer in 2009. The analysis included a review of market peer company and survey data for comparable positions as well as consideration of the individual factors noted above. The Mercer analysis presented to the committee in late 2008 that the committee used to evaluate total target compensation for 2009 reported that on average, base salaries for our executive officers in 2008 approximated the peer group median. Specifically, the aggregate of these base salaries was 2.6% below the peer group aggregate median. On an individual level, the base salaries paid to each of Messrs. Friel, Roush, Marshak and Walsh in 2008 closely approximated peer group median base salary levels, with a range for these individuals of 13% below to 7% above comparable median base salary levels. Upon his hire as Chief Financial Officer in May 2009, the base salary approved by the committee for Mr. Wilson also fell within this range. Mr. Battles’ base salary fell below the 25th percentile for the Chief Financial Officer role as Mr. Battles was compensated for his role as Chief Accounting Officer rather than as interim Chief Financial Officer, in which capacity he had been acting since June 2008. Compensation for each executive officer was also reviewed in light of internal equity, the scope and impact of the position, and the performance of each individual in his respective role.

As part of a Company-wide program to prudently manage expenses in light of an uncertain economic outlook, none of the named executive officers received a base salary increase following the committee’s evaluation of 2009 officer compensation. The Company-wide salary freeze was lifted for fiscal 2010 and, based on a Mercer analysis presented to the committee in October 2009, the committee approved a base salary increase of 2.9% to $900,000 for Mr. Friel and 3.75% to $415,000 for Mr. Roush, both effective April 5, 2010, and a base salary increase of 4% to $416,000 for Mr. Wilson, effective May 3, 2010.

Long-Term Incentive Program (LTIP)

The committee uses long-term incentive awards to focus our executive officers on long-term performance and to align their financial interests with those of shareholders. Our long-term incentive program for executive officers, referred to as LTIP, comprises stock options, performance-contingent restricted stock and cash-based performance units. For the named executive officers participating in LTIP in 2009, approximately one-third of the long-term incentive opportunity was provided in the form of non-qualified stock options, approximately one-third in performance-contingent restricted stock, and approximately one-third in the form of cash-based performance units. The committee believes this approach to long-term incentive compensation builds upon its pay-for-performance philosophy, and provides a balanced focus on stock price appreciation and the achievement of financial metrics that are drivers of long-term shareholder value creation.

In structuring the long-term incentive program (which was implemented in 2004 and which the committee has reviewed and continued to use each year through 2009), the committee believed it was important to retain stock options as a significant element of the program to continue to capture the motivational benefits of rewarding executives for appreciation in our stock price over the course of multiple years. In addition, the committee introduced the use of performance-contingent restricted stock and performance units in order to further align the long-term incentive program with important drivers of long-term shareholder value: earnings performance, improved net income margin, organic revenue growth, and cash flow. The structure of our 2009 LTIP is illustrated in the following chart and each component is described in more detail below.

2009 LTIP Structure

Plan Component	Vesting	Description
Stock Options	Time-based	Vest 1/3rd annually
Restricted Shares	Performance-based	1/3rd eligible for vest each year based on achievement of progressively higher annual goals
Performance Units	Performance-based	Cash payment at the end of the three-year LTIP cycle based on goal achievement and closing stock price

Long-term incentive awards are granted annually. For 2009, the committee established target total long-term incentive award opportunities for each of the named executive officers based on the executive’s position, experience, performance and market competitive long-term incentive levels (with median award values from our 2008 peer group used as the reference point). These targets were expressed as a percentage of each named executive officer’s base salary and for 2009 ranged from one- to five-times annual base salary. In all cases, 2009 target opportunity values were set at levels the committee believed would compensate the executives for future achievement of our long-term financial goals and stock price appreciation in a manner commensurate with their duties and contributions. Mr. Battles did not participate in the 2009 LTIP because he was serving in an interim role.

The committee utilized peer data presented by Mercer in October 2008 as a reference point for setting target award opportunities for our named executive officers in 2009. For Messrs. Friel and Roush, their 2009 LTIP target opportunity values closely approximated peer median award values, e.g. less than four percent (4%) above or below the peer median award value. Mr. Marshak’s 2009 LTIP target opportunity value approximated peer 25th percentile long-term incentive award values. Mr. Walsh’s LTIP opportunity approximated peer 75th percentile award values; however his LTIP target value was deemed appropriate based on internal equity and comparison of the organizational impact of his role and contribution. Mr. Wilson received a prorated 2009 LTIP target opportunity upon his hire in May 2009. His full annual LTIP target opportunity fell between the 25th percentile and median peer long-term incentive award values for the CFO position.

The award value associated with stock options is divided by the Black-Scholes value of the option to determine the number of shares to be granted under the option. The award values associated with restricted stock and performance units are both divided by the stock price on the date of grant, resulting in the number of restricted shares and performance units to be granted.

In January 2009, the committee approved the 2009 LTIP which, similar to prior LTIP programs, comprises stock options with time-based vesting, and restricted shares and performance units which are vested and paid based on the achievement of specified financial performance goals. From 2005 through 2008, LTIP financial goals for the entire three-year performance period were approved by the committee at grant. Because uncertain economic conditions made it difficult to forecast business results over the second and third years of the 2009 LTIP performance period, the committee adopted a change for the 2009 LTIP design whereby performance goals for only the first year of the program (fiscal 2009) were set at grant. Goals for the remaining two years of the 2009 LTIP cycle could either be set annually at the beginning of each fiscal year, or, if the committee determined it was appropriate, the committee could set performance goals for the remaining two years of the 2009 LTIP cycle at the beginning of our 2010 fiscal year. Goals for 2009 were set based on our 2009 business plan. If 2009 goals were missed, the program provided the opportunity for the 2009 performance units and restricted shares to be earned in later periods based on achievement of higher levels of performance in those later periods. More information regarding the 2009 LTIP design is provided below.

The three components of LTIP are as follows:

Stock options

The structure of the stock option portion of the 2009 LTIP was unchanged from past LTIP cycles. Stock options are issued with an exercise price at 100% of the fair market value on the date of grant to ensure that executives will receive a benefit only when the stock price increases. For more information about our equity grant practices, please see “Equity award granting practices” below. One-third of each 2009 option grant vests on the first anniversary of the grant, one-third on the second anniversary of grant, and the remaining one-third on the third anniversary of grant. The options expire in seven years, or earlier in the case of termination of employment. Retaining key talent is an important objective for the committee in establishing the vesting schedule. We believe the three-year vesting schedule appropriately balances the retention aspect of stock options and timing of the potential value delivery to the individual. Our employment agreements with our named executive officers provide for acceleration of vesting in certain situations, such as a change in control of PerkinElmer (please see “Potential Payments upon Termination or Change in Control,” below).

Performance units

The performance unit program provides cash award opportunities based on sustained operational excellence. The cash award is paid at the end of the three-year performance period based on the achievement of financial measures and reflecting stock price growth.

At the beginning of each three-year LTIP cycle, including the 2009 LTIP granted in January 2009, each officer eligible for LTIP was assigned a target performance unit value equal to one-third of the total long-term incentive target opportunity determined by the committee (as more fully described above) which was converted into a number of units using PerkinElmer’s stock price on the date of grant. The units earned under the award are determined by multiplying the number of units assigned to an officer by a performance factor, ranging from 0% to 200%, determined by performance of the Company against pre-established goals. Awards are paid in cash and are determined by multiplying the number of units earned by PerkinElmer’s stock price at the end of the three-year period.

In order for the LTIP performance units to vest, the Company must achieve aggressive financial goals at the end of the three-year performance period. The committee assigns minimum, target and maximum goals for each performance factor. If the minimum goal is not met, no payment will be made for that performance factor. Performance goals are set based on our extended business projections and provide an incentive for strong and competitive revenue and earnings growth coupled with effective cash flow management. Evaluation of achievement against goals, and any resulting payment for performance units granted, is conducted at the end of the three-year performance period. Goal measurement may be adjusted for certain events including acquisitions, divestitures, and other non-recurring events as approved by the committee.

In January 2009, uncertain economic conditions made it difficult for the committee to set performance goals for the entire three-year 2009 LTIP cycle. The committee determined it would be prudent to set financial performance goals for the first year of the 2009 LTIP performance period only. For the performance period that began on January 1, 2009, program goals related to earnings, organic revenue growth and free cash flow performance were set for the 2009 fiscal year. One third of the granted units was associated with achievement against 2009 goals and eligible to be set in reserve or “banked” based on achievement against those goals. Banked units are not earned, remain subject to forfeiture and will not be paid until the end of the three-year performance period when the cash award will be determined by multiplying the number of units by the stock price at the end of the performance period. In the approved 2009 LTIP structure, the committee also allowed for the establishment of an “overachievement pool” through which unearned 2009 LTIP units could be earned later in the performance period based on above-target achievement later in the 2009 LTIP cycle.

The financial performance metrics for 2009 were equally weighted: 33% earnings; 33% organic revenue growth and 33% free cash flow. Goals for all three performance metrics were set based on our business plans for 2009.

Based on achievement against the 2009 performance unit goals, 84% of the performance units eligible to be earned for 2009 performance were banked. The banked units will be eligible for payment at the end of the three-year 2009 LTIP cycle when the cash value is determined based on our stock price. Officers who are not employed at the time of payment are not eligible to receive payment for banked units. An overachievement pool equal to 16% of the eligible units was established by the committee to be paid based on achievement above the target performance goals set for the remaining two years of the 2009 LTIP cycle.

In January 2010, the committee set performance unit goals for the remaining two years of the 2009 LTIP program. The remaining two-thirds of the units granted under the 2009 LTIP are eligible to be earned based on achievement against these goals. The performance metrics are organic revenue growth (weighted 50%) and operating margin expansion (weighted 50%). The organic revenue growth metric is the simple average of the organic revenue growth rate measured over the remaining two years of the 2009 LTIP program. The operating margin expansion metric is the cumulative basis point improvement in adjusted operating margin for the remaining two years of the program. These measures provide a balanced incentive to grow revenue while also improving operating margin. Achievement against these goals will be evaluated at the end of our 2011 fiscal year.

Units in the overachievement pool established by the committee may be earned by achieving a performance level above the target goals established by the committee. Starting at 101% achievement, the overachievement pool units will be earned on a straight-line basis such that all of these units will be earned at an overachievement performance level of 116%.

The units banked for achievement against the 2009 goals, as well as units earned for performance against the goals set for the two year period ending in 2011, will be eligible for payment at the end of 2011. Earned units will be multiplied by our closing stock price at the end of 2011 and paid to the officers in early 2012.

In 2007, the named executive officers were granted performance units with performance goals assigned for performance through fiscal year 2009. All the units were eligible for payment based on achievement of long-term financial goals to be met in 2009. The performance factors for the 2007 performance unit program were EPS, free cash flow and organic revenue growth.

The target EPS goal for the 2007 LTIP performance units required EPS growth of over 40% at the end of the three-year measurement period (50% weighting). The cumulative cash flow target goal was $471 million (25% weighting). The organic revenue growth target goal of 5% represented the simple average of our organic revenue growth over the three-year period (25% weighting).

The goals for the 2007 LTIP cycle performance units were set prior to the economic downturn. The committee did not adjust the performance targets despite the fact that our 2009 business plan financial goals were set lower than had been anticipated when the 2007 LTIP performance unit goals were originally set in January 2007. Overall achievement against the 2007 LTIP performance unit goals at the end of 2009 was 35%, which resulted in the payments to our named executive officers shown in the table below. The award opportunity at 100% goal achievement is also shown for comparison. These awards are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in this proxy statement. Our other named executive officers did not participate in the 2007 LTIP and therefore did not receive a performance unit cash payment.

2007 LTIP Performance Units: 2009 Opportunity and Actual Payments

Named Executive Officer	Award Opportunity at 100% Achievement	Actual Award Earned and Paid at 35% Achievement
Robert F. Friel	$926,221	$324,177
John A. Roush	$347,333	$121,566
Richard F. Walsh	$347,333	$121,566
Daniel R. Marshak	$100,335	$35,117

Since the introduction of the LTIP in 2004, performance unit payments have ranged from 35% to 200% of target. The variation in payment levels reflects the setting of aggressive long-term performance targets and the pay-for-performance alignment of LTIP. Prior to the 2009 performance period, Company performance had generally exceeded the target goals for each metric and the performance unit payments exceeded target award levels. This was a reflection of our strong and sustained EPS growth since the inception of LTIP as demonstrated by the fact that our EPS more than doubled from the baseline set in fiscal 2003 through fiscal 2008. The 35% performance unit vesting for 2009 is aligned with performance below the targets originally set for the 2007 LTIP cycle.

Restricted stock

In the 2009 LTIP and for prior LTIP cycles, we granted performance-contingent restricted stock to focus executive officers on sustained financial improvement over time. Each year since the inception of our LTIP in 2004, the committee has granted to the named executive officers restricted shares which vest annually in equal increments over a three-year period based on the achievement of increasing earnings goals. For example, the restricted shares granted in 2007 vest based upon achievement of earnings goals assigned for fiscal years 2007, 2008 and 2009. Performance goals were set based on our extended business projections and provide an incentive for strong and competitive earnings growth. If performance conditions are not met on or before the end of the third fiscal year, the unvested shares are forfeited. The committee may adjust measurement of the goals for certain non-recurring events, including acquisitions and divestitures. The adjustment methodology is approved by the committee prospectively when the goals are approved. The committee may also exercise additional discretion regarding the goals or the payments for a given period. In practice, the committee has approved vesting based solely upon financial results adjusted for the business events listed above and has not applied discretion.

Similar to past LTIP cycles, for the 2009 LTIP restricted share grant the committee set as earnings goals EPS performance targets which represent significant year-over-year corporate earnings growth in each year of the three-year performance period. The targets set for the 2007 and 2008 LTIP restricted stock grants require EPS growth of 12% in each year of the three-year measurement period (which represents over 40% EPS growth over the combined three-year period). The EPS goal set for the first year of the 2009 LTIP was based on our 2009 business plan, with subsequent annual EPS goals requiring 10% growth each year.

One-third of the shares granted under each of the 2007, 2008 and 2009 LTIP cycles were eligible to vest based on achievement against the 2009 performance goals set for each grant. The fiscal 2009 EPS performance goals for the 2007 and 2008 LTIP cycle restricted shares were set prior to the economic downturn. The committee did not adjust the performance targets despite the fact that our 2009 business plan financial goals were set lower than had been anticipated when the restricted stock EPS goals were originally set in January 2007 and January 2008, respectively.

2007 LTIP Restricted Stock:    The restricted stock EPS goal set for 2009 performance on the 2007 LTIP cycle was not met. As a result, the final third of the restricted shares granted under the 2007 LTIP was forfeited as follows.

2007 LTIP: Forfeitures Based on 2009 Performance

Named Executive Officer	Forfeited Shares
Robert F. Friel	14,994
John A. Roush	5,623
Daniel R. Marshak	1,625
Richard F. Walsh	5,623

2008 LTIP Restricted Stock:    The restricted stock EPS goal set for 2009 performance on the 2008 LTIP cycle was not met. No shares were vested under the 2008 LTIP cycle. The remaining two-thirds of the granted shares will be eligible to vest based on achievement against the 2010 EPS performance goal.

2009 LTIP Restricted Stock:    The restricted stock EPS goal set for 2009 performance on the 2009 LTIP was achieved and one-third of the granted shares vested as follows:

2009 LTIP: Vesting Based on 2009 Performance

Named Executive Officer	Vested Shares
Robert F. Friel	37,278
Frank A. Wilson	2,725
John A. Roush	10,225
Daniel R. Marshak	3,195
Richard F. Walsh	9,586

EPS goals set for our performance-based restricted shares are sufficiently challenging so that the earnings target has been missed and associated shares forfeited on one additional occasion since the inception of the LTIP in 2004. The EPS targets were met for the other LTIP restricted stock grants over the 2004 through 2008 performance periods based on strong EPS growth during those periods.

2010 LTIP

In January 2010, the committee approved the 2010 LTIP which, similar to prior LTIP programs, comprises stock options, restricted shares and performance units. As in years prior to 2009, the committee approved performance targets for the entire three-year performance period at grant. In order to enhance the retention value of LTIP, the restricted shares granted by the committee will vest 100% on the third anniversary of the grant date (time-based vesting). The stock options were granted with three-year annual time-based vesting and the performance units will vest based on performance against organic revenue growth and operating margin expansion goals.

Other equity grants in 2009

Mr. Battles does not participate in our LTIP. On January 28, 2009, the committee approved grants of stock options and restricted shares to Mr. Battles which are disclosed in the 2009 Grants of Plan Based Awards table. The stock options vest one-third annually on the anniversary of the grant date and expire in seven years (or earlier in the case of termination of employment). The restricted shares vest 100% on the third anniversary of the grant date. These grants were approved by the committee as part of a competitive total compensation package. The grants were made in accordance with our equity award granting practices described below.

Short-Term Incentive Program

The Performance Incentive Plan (PIP) is our short-term incentive program and is a core component of our pay-for-performance executive compensation program. The program year consists of two performance periods, the first based on performance in the first half of the fiscal year and the second based on performance in the second half of the fiscal year. The committee and our management believe that shorter cycles support our business strategy of responding quickly to external cycle and business changes.

The program components include the award opportunity (expressed as a percentage of base salary), the performance measures (such as earnings per share) and their weightings, and the performance goals (such as a particular earnings target).

Award opportunities

The committee establishes the target award opportunity for each named executive officer based on market practice (target PIP opportunities are generally positioned at the median of the competitive market), the desired emphasis on pay at risk (more pay at risk for more senior executives) and internal equity (comparably positioned executives should have comparable award opportunities). Positioning target PIP opportunities generally at the market median underscores the committee’s compensation strategy that compensation levels should approximate market median levels when performance meets target expectations, and that pay should exceed median levels only when performance exceeds PerkinElmer’s targeted objectives. The 2009 target PIP award opportunity for each named executive officer was as follows:

Named Executive Officer	Annual PIP Target Award Opportunity Expressed as % of Base Salary
Robert F. Friel	100%
Frank A. Wilson	70%
John A. Roush	85%
Daniel R. Marshak	50%
Richard F. Walsh	70%
Michael L. Battles	40%

For fiscal year 2010, Mr. Marshak’s PIP target was increased to 60% of his base salary. The committee approved this change based on its review of competitive market data and an evaluation of the impact of Mr. Marshak’s role on Company performance.

Performance measures, weightings and goals

The committee established PIP performance goals for the first half of 2009 at the committee meeting held in January 2009, and PIP performance goals for the second half of 2009 at the committee meeting held in July 2009. These performance goals were based on the 2009 operating plan and budget reviewed by our board of directors. Payments are awarded based on the degree of achievement against the specific performance goals following the end of each performance period. Eligible participants may defer their awards into our deferred compensation program (please see “Non-Qualified Deferred Compensation,” below).

The performance metrics and weightings for both the first and second half of the 2009 PIP program were as follows:

	2009 PIP Metrics and Weightings
	Organic Revenue Growth	Earnings Per Share	Free Cash Flow
PerkinElmer, Inc.	33%	33%	33%

Messrs. Friel, Wilson, Roush, and Walsh were assigned the same performance metrics and weighting in recognition of their shared responsibility for overall corporate financial results. Mr. Marshak was assigned a combination of the PerkinElmer, Inc. organic revenue growth (weighted 33%) and free cash flow (weighted 33%) metrics as well as a performance metric based on the financial performance of our business in China (weighted 33%), reflecting his role as President, PerkinElmer Inc., China.

Mr. Battles was assigned the metrics shown in the above table during the first half of 2009 while he held the acting Chief Financial Officer role. During the second half of 2009 he was no longer an executive officer and was assigned PIP metrics associated with performance of the Human Health business for which he had assumed leadership of the Finance function.

Organic revenue growth was added as a performance measure on the PIP program in 2007 to enforce the importance of driving revenue growth in our base businesses while adjusting for the impact of acquisitions on revenue. We believe that the inclusion of EPS in our incentive plans keeps our management team focused on operating a profitable business, which is critical to creating shareholder value. Free cash flow is important because it enables the pursuit of opportunities that enhance shareholder value such as investments in innovation and strategic business development, and is an indicator of how efficiently we manage our assets and capital. Performance against goals may be adjusted for certain events including acquisitions, divestitures and other non-recurring events during the performance period as approved by the committee.

In an effort to ensure the integrity of these goals and minimize the risk of unanticipated outcomes, each goal has a performance range built around it, with a commensurate increase or decrease in the associated award opportunity. The range of performance goals and associated award opportunities under the program is expressed in the form of a “threshold”, “target” and “maximum”. If results fall below the threshold goal, the short-term incentive amount associated with that goal is not paid. If results exceed pre-established maximum goals, the cash award payout is capped at the maximum award opportunity. The committee believes that a maximum cap reduces the likelihood of windfalls and makes the maximum cost of the plan predictable. For 2009, achievement of the “threshold” level of performance would result in payment of 50% of the target award and the “maximum” award payable under PIP was set at 200% of the target award.

The range of performance goals for each metric is set using a methodology similar to that used for the LTIP. Due to the shorter performance periods, the growth factor applied to each metric will vary from year to year, with the overarching goal of meeting our short- and long-term financial goals. External performance expectations are also considered. The goals for “threshold” level payments are set sufficiently high so that several times in the past three years the threshold performance level was not met for an individual performance metric, and no payment was made in association with that metric for the period in which the goal was not met. “Maximum” awards are paid based on aggressive goals which can be attained only when business results are exceptional.

Over the past four years, individual executive officers have received PIP payments below the targeted payment level in two PIP performance periods, including below-target payments to all of our named executive officers for the first half of 2009. The average of the PIP payments made to our executive officers over the past four years is 132%. Individual payments ranged from a low of 83% to a high of 200%.

2009 Short-Term Incentive Payments

Performance against PIP financial goals.    Throughout the year, the committee reviews progress against PIP goals. Following the close of each performance cycle, the committee determines the extent to which the performance criteria have been achieved, and if they have been achieved, the amount of the award earned. This determination is formulaic based on actual achievement against the PIP financial goals, although the committee can exercise its discretion to reduce the amount of the award earned for the performance achieved if the committee determines that performance is not fully satisfactory. Our plan imposes no limits on the level of negative discretion the committee may apply. The committee did not apply negative discretion to PIP payments made to the named executive officers in 2009.

For 2009, Messrs. Friel, Wilson, Roush, Marshak, Walsh, and Battles were paid total PIP awards in the amount of $1,115,625; $222,600; $433,500; $239,063; $334,688 and $123,984, respectively. Expressed as a percentage of base salary at fiscal year end, the payments were as follows: Mr. Friel: 128%; Mr. Wilson: 56%; Mr. Roush: 108%; Mr. Marshak: 64%; Mr. Walsh: 89%; and Mr. Battles: 46%. In general, most of our 2009 PIP metric goals were met or exceeded, generating PIP payments to our executive officers ranging from a low of 96% to a high of 159%, and the average PIP payment percentage was 125% of target.

Performance against individual goals.    In any year, the committee may grant additional performance bonuses in cases where an executive has performed at an exceptionally high level, or has accomplished specific extraordinary corporate or individual objectives outside the parameters of the formal short-term incentive plan. Our board strongly believes that PerkinElmer’s growth and future success is dependent upon the achievement of both financial results and execution against key business goals which are not necessarily quantitative in nature. Therefore, our Chief Executive Officer and our other named executive officers were given objectives for 2009 in addition to the PIP financial targets which included a combination of financial goals and business objectives which required subjective evaluation. The committee approves the goals for the Chief Executive Officer. Goals for the other named executive officers are recommended by the Chief Executive Officer. Mr. Friel recommended the goals for the named executive officers for 2009.

The committee established individual performance objectives for Mr. Friel for 2009 and evaluated his performance against those objectives in three categories: strategic, operational and organizational. The 2009 goals for Mr. Friel and the other named executive officers emphasized effectively managing the business through a challenging economic period, improved operational execution, continued development of long-term growth initiatives, the development and retention of key leaders, and positioning the company for future growth opportunities. Key achievements against the 2009 performance objectives included solid performance against our 2009 operating plan, new product introductions, investments in growth markets including the SYM-BIO acquisition in China, and continued investment in key employee training and development programs. Based upon their evaluation of his performance against his objectives, the committee paid Mr. Friel a performance bonus for 2009 of $223,125. In combination with the PIP bonus payment, Mr. Friel’s total bonus paid for 2009 was $1,338,750.

Additional performance bonuses were also awarded to Messrs. Roush and Marshak, in the amounts of $45,850 and $23,906 respectively, based on superior performance in support of the objectives described above which contributed heavily to our operational and financial success in 2009. An additional performance bonus of $20,350 was paid to Mr. Battles in recognition of his performance as acting Chief Financial Officer during the first half of 2009, his effective transfer of those duties to Mr. Wilson upon his hire, and outstanding performance in his current role. The additional performance bonus to Mr. Battles was approved by Mr. Friel, as Mr. Battles was no longer an officer when the additional bonus was paid.

The short-term incentive payments to all of the Company’s named executive officers for 2009 are shown in the Summary Compensation Table that follows this report.

Other Benefits and Perquisites

In addition to base salary, short-term incentive awards, and long-term incentive awards, our executive officers also participate in certain employee benefit programs. These benefit programs are designed to be competitive with market practices and are provided in order to attract and retain the executive talent we need.

Retirement and Deferred Compensation Programs

401(k) Qualified and Excess Plans

All of our United States employees, including the named executive officers, are eligible to participate in our tax-qualified Section 401(k) plan which includes Company matching contributions.

Select executives, including the named executive officers with the exception of Mr. Battles, are eligible to participate in our 401(k) Excess Plan. The plan is designed only to provide the benefit which the executive would have accrued under our tax-qualified plan if the IRS Code limits had not applied. It does not further enhance those benefits. The matching contributions are included in the “All Other Compensation” column of the Summary Compensation Table and, in the case of the 401(k) Excess Plan, the Nonqualified Deferred Compensation Plan Table (which also includes each named executive officer’s account balance as of the end of fiscal year 2009).

Deferred Compensation Plan

A select group of highly compensated management employees, including the named executive officers and our directors, are eligible to participate in our Nonqualified Deferred Compensation Plan. The Nonqualified Deferred Compensation Plan is offered as a voluntary supplemental savings vehicle which allows participants to defer certain types of compensation and designate notional investments in a selection of mutual funds or PerkinElmer stock. The plan does not provide for above-market returns. For more information about the Deferred Compensation Plan, please refer to “Non-Qualified Deferred Compensation Plan” following the 2009 Non-Qualified Deferred Compensation Plan Table, below.

Qualified Defined Benefit Plans

Most of our United States employees employed as of January 31, 2001 by our former Optoelectronics strategic business unit (SBU) are active participants in our tax-qualified defined benefit plan. On January 31, 2001, the plan was closed to new employees, and employees of our former Life Sciences business ceased future accruals as of the same date. Future accruals ceased for our corporate office and what was then our Analytical Instruments SBU as of March 15, 2003. Two of our named executive officers, Messrs. Friel and Walsh, are entitled to the benefit they accrued prior to March 15, 2003, which is shown in the Pension Benefits table. Mr. Wilson, Mr. Marshak, and Mr. Battles joined PerkinElmer after the plan was closed to new entrants. Mr. Roush continues active accruals in the plan because he was employed by our Optoelectronics business unit and was hired prior to January 31, 2001. His benefit accrual is reported in the Pension Benefits table.

Supplemental Executive Retirement Plan

Our Supplemental Executive Retirement Plan, which we refer to as SERP, provides additional benefits to eligible executives employed as of June 30, 2000, after which it was closed to new entrants. Messrs. Friel and Walsh are active participants. Mr. Wilson, Mr. Marshak, and Mr. Battles joined PerkinElmer, and Mr. Roush was promoted to officer status, after the plan was closed to new entrants, and therefore they are not eligible to accrue SERP benefits. Participants are eligible to receive the benefits they have accrued under the SERP upon retirement, if they have completed five years of service and have reached 55 years of age while employed by PerkinElmer. In the event of a change of control of PerkinElmer, however, these age and service requirements are waived for the eligible executives.

The change in the value of SERP benefits in 2009 for each of the participating named executive officers is shown in the Summary Compensation Table, and the full value of the benefit at normal retirement age is shown in the Pension Benefits Table, below.

Additional benefits and perquisites

We provide a limited number of personal benefits to eligible officers which we believe are competitive with overall market practices and which the committee has determined are appropriate to offer in order to attract and retain key executives. The committee periodically reviews external market data to determine the types and value levels of perquisites we should provide. The committee also determines eligibility for perquisites. Our named executive officers, with the exception of Mr. Battles, are eligible for the following benefits:

•

Automobile Allowance:    Eligible officers receive an automobile allowance which is paid through the bi-weekly payroll as regular taxable income. In 2009, our named executive officers received the following total car allowance payments: Mr. Friel: $25,000; Mr. Roush: $17,498; Mr. Walsh: $17,498; and Mr. Marshak: $15,058. Mr. Wilson received car allowance payments totaling $10,095 in 2009 reflecting payments over the period of his employment in 2009.

•

Financial Planning:    Eligible named executive officers are paid a financial planning allowance in order to assist them with financial and estate planning. The allowance is paid in a lump sum as regular taxable income. Mr. Friel received a financial planning allowance of $20,000 for 2009. Mr. Roush, Mr. Marshak, and Mr. Walsh received an annual financial planning allowance payment of $12,000 for 2009. Mr. Wilson received a prorated financial planning allowance payment of $7,000 in 2009, reflecting his seven full calendar months of employment during 2009.

•	Executive Physical: Eligible officers may receive reimbursement for a full annual executive physical at the facility of their choice.

•

Executive Life and AD&D Insurance:    Eligible officers are covered by an executive life and accidental death and dismemberment insurance plan that pays a death benefit equal to four times the executive’s base salary. In October 2009, the committee eliminated the company-paid tax gross-up on the cost of the executive life insurance premium. Officers eligible for executive life and AD&D coverage paid the associated tax on insurance premiums for 2009.

•	WorldClinic: The WorldClinic benefit provides our eligible officers with emergency medical referral services while traveling.

•

Officer Matching Gift Program:    The PerkinElmer Foundation will make matching gifts to the qualified institutions of the officer’s choice up to an aggregate annual maximum of $50,000 per year for the Chief Executive Officer and $25,000 per year for other eligible officers. The program is provided in order to encourage our executives to support community and other not-for-profit organizations.

Expatriate assignment

We have an expatriate program which covers reasonable expenses associated with relocation and additional living expenses for employees who are asked by the Company to perform a role in a location outside their home country for a temporary period of time. We paid $296,008 for Mr. Marshak’s expatriate assignment in China in 2009. This included tax management and preparation services, the cost of an apartment and utilities, access to a car and driver, and a relocation allowance provided to Mr. Marshak to cover other expenses associated with his assignment. This total also includes payment of $82,347 in gross-ups to cover related tax obligations. Mr. Marshak is entitled to a 2009 tax equalization payment, the final amount to be determined when his 2009 tax returns are completed, and therefore not known at this time. The expenses paid in association with Mr. Marshak’s assignment are included under “All Other Compensation” in the Summary Compensation Table.

Domestic relocation

In association with his hire and subsequent move from Maryland to work in our corporate office in Massachusetts, we provided relocation assistance to Mr. Wilson under the terms of our domestic relocation policy. Our relocation policy covers certain eligible expenses associated with household move and additional living expenses for employees who are asked by the Company to relocate for business purposes. We paid $300,787 for relocation services which included Mr. Wilson’s temporary living expenses, household move, and home sale and home purchase closing costs. The total also includes a payment of $29,256 in tax gross-ups to cover related tax obligations. Mr. Wilson completed his relocation in 2009 and we do not anticipate future expenses associated with his move.

Employment Agreements and Severance/Change in Control Arrangements

All of our named executive officers have employment agreements. The committee believes these agreements benefit PerkinElmer by clarifying the terms of employment and ensuring that we are protected by non-compete, non-solicitation, and non-disclosure provisions. We also believe they are necessary to attract and retain senior talent in a competitive market. Furthermore, the committee believes that change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent will leave the organization before a transaction closes. These departures could reduce the value of the organization to a buyer or to the shareholders if a transaction fails to close.

The arrangements provide benefits to our named executive officers in the event of an involuntary termination not for “cause”, or voluntary termination following a change in control where the executive has “good reason”, as these terms are defined in the agreements. The benefits under the agreements are generally larger if the termination is associated with a change in control, and for most payments in these situations a tax gross-up is provided, if necessary, to make the executive whole for any excise taxes imposed under Internal Revenue Code. Effective upon a change in control, 100% of the named executive officer’s stock options and restricted shares vest, and any granted performance units are paid at the target level. The committee periodically reviews the benefits provided under the agreements to ensure they serve PerkinElmer’s interests in retaining these key executives, are consistent with market practice, and are reasonable.

Following an evaluation of market practices, the committee has determined that future employment agreements issued to newly promoted or newly hired officers will provide 100% equity vesting upon termination following a change in control if the officer’s employment is terminated within a specified period of time following the change in control.

Details of each named executive officer’s agreement, and the payments which the named executive officers would receive under different termination circumstances, are set forth below in “Potential Payments Upon Termination or Change In Control”.

Additional Compensation Policies

Stock Ownership Guidelines

The committee has determined that in order to further align management and shareholder interests, executive stock ownership should be significant relative to each executive officer’s base salary. Executives are expected to attain these ownership levels within four years after their election or appointment. Ownership level determination includes stock acquired through the open market, through the exercise of stock options after which the shares are held, and shares granted under restricted stock grants. Shares held in the 401(k) and Deferred Compensation Plans are also counted. Stock options are not included. The committee expects the Chief Executive Officer to hold shares with a fair market value of at least two times his annual base salary. The ownership guideline for our senior vice presidents and above (including our other named executive officers) is one and one-half times their annual base salary. As of February 16, 2010, all of our named executive officers were in compliance with these stock ownership guidelines.

Securities Trading Policy

All trading in PerkinElmer securities by our named executive officers must be done under a pre-established 10b5-1 trading plan. Our Securities Trading Policy also prohibits all employees, including our named executive officers, from engaging in “short” sales of our stock (unless the sale is part of a permitted “cashless” exercise of stock options) and from trading in any form of derivative security or instrument linked to our stock.

Clawback Policy

Officers, including our named executive officers, who are granted stock options under the LTIP, sign a Prohibited Activity Agreement. This agreement requires the officer to repay gains on stock options exercised within the last year of employment if the officer solicits, recruits or induces an employee or consultant of PerkinElmer to end his or her employment with us, or engages directly or indirectly with a competing business (as defined in the agreement) within two years after the officer’s termination date.

Equity Award Granting Practices

The following practices apply to all of our equity awards, including grants made under our LTIP. Our 2001 Incentive Plan and our 2005 Incentive Plan were each approved by shareholders (at our 2001 and 2005 Annual Meetings, respectively). Our 2009 Incentive Plan was approved by shareholders at our 2009 Annual Meeting, replacing our 2001 and 2005 Incentive Plans, and since that time has been the sole plan under which we grant equity awards. These incentive plans provide for grants of stock options, restricted stock, stock appreciation rights, other stock unit awards, performance units, and cash performance awards. The plans give the committee the latitude to design cash and stock-based incentive programs that promote high performance and the achievement of corporate goals. Employees, including our named executive officers and non-employee directors, are eligible to receive awards under these plans. Grants made to our named executive officers in January 2009 were made under our 2005 Incentive Plan. Grants made to our named executive officers since our 2009 Annual Meeting were made under our 2009 Incentive Plan.

The committee evaluates annual equity grants to officers, including the named executive officers, and other employees at the first committee meeting of each year. The approved grants become effective and the exercise price is set on the third business day following the release of full year earnings, which corresponds with the first day of the employees’ open trading window, and is the date of grant. Therefore, the annual grant takes place after the release of material information regarding our annual financial performance. Stock options for newly hired employees are granted on the employee’s date of hire.

The stock option exercise price is set at the average of the high and low price on the date of grant. We believe this practice results in a grant price which more fairly represents the stock price over the course of the date of grant than the closing price on the date of grant, which could be arbitrarily high or low. The board administers all equity grants within the authority bestowed upon it by PerkinElmer’s shareholder-approved incentive plans and, as permitted under the plan delegates authority to administer the plans to the committee. The committee establishes the terms and conditions of each award, including vesting and performance criteria and the term of the award.

At the end of 2009, we had 12.5 million shares reserved for future equity grants. We had 8.9 million outstanding options and unvested shares, which represents 7.6% of our common shares outstanding. Our total dilution including shares reserved for future grants and outstanding options and unvested shares was 18.2%. In 2009, we granted 2.5 million shares (including shares granted under options and stock grants) or 2.2% of our common shares outstanding. In 2009 we bought back 1,000,833 shares, which has a positive effect on shareholder value but negatively affects our dilution rate. The committee annually reviews the potential dilutive effect of equity award programs from both a share and economic perspective as compared to industry peers. For fiscal 2008, share dilution for our peer companies ranged from a low of 6.4% to a high of 21.6% and the median share dilution for the peer group was 14.4% (shares outstanding plus shares available for future grant, based on information from annual reports on Form 10-K for the fiscal year ended 2008).

In 2010, we began granting restricted stock units instead of stock options to the majority of our employees below the officer level who receive equity awards. We expect this to have a positive effect on our dilution and share usage rates over time.

Material Tax Implications of the Program

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s Chief Executive Officer and certain other highly compensated executive officers. Specified compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The committee generally seeks to structure compensation amounts and plans that meet the requirements for deductibility under this provision. Specifically, the committee has taken steps to qualify the stock option awards, performance unit awards, as well as the objective component of awards it makes under the PIP, as performance-based compensation for this purpose. However, the committee considers it important to retain flexibility to design compensation programs that are in the best interests of PerkinElmer and our shareholders. To this end, the committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the committee believes that compensation is appropriate and in the best interests of PerkinElmer and our shareholders, after taking into consideration changing business conditions and performance of our employees. In addition, because of uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, the committee cannot ensure that compensation intended by the committee to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible. Specific to compensation reported in this proxy statement as paid for fiscal year 2009, the following elements do not meet the design requirements of Section 162(m): the individual performance bonuses paid outside of the regular PIP program to Messrs. Friel, Roush, Marshak, and Battles; and the performance-based restricted stock granted in 2007, 2008 and 2009.

Compensation Committee Report

The compensation and benefits committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation and benefits committee of the board of directors:

Gabriel Schmergel, Chair

James C. Mullen

Kenton J. Sicchitano

G. Robert Tod

Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation for services to PerkinElmer for the 2009 fiscal year of (1) individuals who held the role of Chief Executive Officer during 2009, (2) individuals who held the role of Chief Financial Officer during 2009, and (3) the other three most highly compensated executive officers for 2009, all of whom were serving as executive officers as of January 3, 2010.

Name and Principal Position	Year	Salary (1) ($)	Stock Awards (2) (3) (4) ($)	Option Awards (2) (4) ($)	Non-Equity Incentive Plan Compensation (4) (5) ($)	Change in Pension and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
Robert F. Friel	2009	$908,654	$486,109	$1,234,017	$1,662,927	$451,860	$109,602	$4,853,169
Chairman and Chief Executive Officer	2008	$852,115	$1,458,337	$1,458,813	$2,757,380	$352,664	$103,310	$6,982,619
	2007	$631,923	$1,056,224	$837,863	$2,497,469	$146,529	$75,852	$5,245,860

Frank A. Wilson	2009	$246,154	$44,445	$133,256	$222,600	—	$332,878	$979,333
Senior Vice President and Chief Financial Officer (6) (7)

John A. Roush	2009	$415,385	$133,334	$338,475	$600,916	$23,627	$60,834	$1,572,571
Senior Vice President and President, Environmental Health	2008	$396,731	$399,997	$400,130	$910,547	$15,142	$61,474	$2,184,021
	2007	$372,115	$396,084	$314,199	$841,524	$5,897	$58,272	$1,988,091

Daniel R. Marshak	2009	$389,423	$41,667	$105,773	$298,086	—	$347,926	$1,182,875
Senior Vice President, Chief Scientific Officer and President, PerkinElmer, Inc. Greater China (8)	2008	$378,178	$112,666	$112,702	$307,340	—	$145,037	$1,055,923

Richard F. Walsh	2009	$389,423	$125,001	$317,318	$456,254	$183,288	$62,840	$1,534,124
Senior Vice President and Chief Administrative Officer	2008	$375,000	$374,988	$375,121	$795,992	$136,946	$59,138	$2,117,185
	2007	$375,000	$396,084	$314,199	$1,152,498	$84,152	$57,599	$2,379,532

Former Acting Officer

Michael L. Battles	2009	$280,385	$130,400	$64,987	$144,334	—	$14,965	$635,071
Vice President, Chief Accounting Officer and Chief Financial Officer (6)	2008	$268,692	$248,600	$87,629	$258,623	—	$16,539	$880,083

NOTES

(1)	This column represents base salary amounts earned in fiscal years 2007, 2008 and 2009, respectively. We had 26 pay periods in fiscal years 2007 and 2008. We had 27 pay periods in fiscal year 2009. The amount shown under “Salary” for Mr. Marshak includes $75,000 which was converted from USD to China Renminbi (RMB) using our December 2008 corporate exchange rate of 6.8357 and paid through our China payroll.

(2)	Ignoring the impact of the forfeiture rate, these amounts represent the aggregate grant date fair value of awards of options and shares granted to each named executive officer in fiscal 2009. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 19 to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended January 3, 2010.

(3)

In January 2009, the committee approved grants of three-year performance-based restricted shares to Messrs. Friel, Roush, Marshak and Walsh under our 2009 LTIP. In April 2009, the committee approved a grant of performance-based restricted shares to Mr. Wilson under our 2009 LTIP. The committee set the 2009 LTIP EPS goal for fiscal 2009 at grant and set the EPS goals for the 2010 and 2011 performance periods on January 23, 2010. One-third of the 2009 LTIP restricted share grant is associated with the 2009 EPS goal. The value in this column for Messrs. Friel, Wilson, Roush, Marshak and Walsh reflects the aggregate grant date fair value of only the portion of the grant for which performance goals were set in 2009. The value of the remaining portion of the award will be reported in the Summary Compensation Table in our proxy statement issued for our 2011 Annual Meeting. A description of these awards under our 2009 LTIP is provided in the “Compensation Discussion and Analysis”.

In the interest of clarity, we are providing an alternative 2009 Summary Compensation Table below which reflects the aggregate grant date fair value for the full 2009 LTIP restricted share grants to Messrs. Friel, Wilson, Roush, Marshak and Walsh.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert F. Friel	2009	$908,654	$1,458,328	$1,234,017	$1,662,927	$451,860	$109,602	$5,825,388
Chairman and Chief Executive Officer	2008	$852,115	$1,458,337	$1,458,813	$2,757,380	$352,664	$103,310	$6,982,619
	2007	$631,923	$1,056,224	$837,863	$2,497,469	$146,529	$75,852	$5,245,860

Frank A. Wilson	2009	$246,154	$133,334	$133,256	$222,600	—	$332,878	$1,068,222
Senior Vice President and Chief Financial Officer

John A. Roush	2009	$415,385	$400,002	$338,475	$600,916	$23,627	$60,834	$1,839,239
Senior Vice President and President, Environmental Health	2008	$396,731	$399,997	$400,130	$910,547	$15,142	$61,474	$2,184,021
	2007	$372,115	$396,084	$314,199	$841,524	$5,897	$58,272	$1,988,091

Daniel R. Marshak	2009	$389,423	$125,001	$105,773	$298,086	—	$347,926	$1,266,209
Senior Vice President, Chief Scientific Officer and President, PerkinElmer, Inc. Greater China	2008	$378,178	$112,666	$112,702	$307,340	—	$145,037	$1,055,923

Richard F. Walsh	2009	$389,423	$375,004	$317,318	$456,254	$183,288	$62,840	$1,784,127
Senior Vice President and Chief Administrative Officer	2008	$375,000	$374,988	$375,121	$795,992	$136,946	$59,138	$2,117,185
	2007	$375,000	$396,084	$314,199	$1,152,498	$84,152	$57,599	$2,379,532

Former Acting Officer

Michael L. Battles	2009	$280,385	$130,400	$64,987	$144,334	—	$14,965	$635,071
Vice President, Chief Accounting Officer and Chief Financial Officer	2008	$268,692	$248,600	$87,629	$258,623	—	$16,539	$880,083

(4)	Each of the executive officers named in the Summary Compensation Table received long-term awards in 2009. The awards to Messrs. Friel, Roush, Marshak, Walsh and Battles were granted in January 2009 and the awards to Mr. Wilson were granted upon his hire in May 2009. All of the 2009 awards are disclosed in the 2009 Grants of Plan-Based Awards Table in this proxy statement. Outstanding stock option and restricted stock awards are also disclosed in the 2009 Outstanding Equity Awards at Fiscal Year End Table in this proxy statement. Please refer to the “Compensation Discussion and Analysis” above for a full description of these awards.

(4)	The amounts reported in this column reflect short-term incentive bonus payments (PIP and any additional performance bonus) and performance unit cash payments under our LTIP for performance in 2009. The amounts are as follows:

Named Executive Officer	Short-Term Incentive Payments (PIP + Additional Performance Bonus) ($)	Performance Unit Cash Awards under LTIP ($)	Total ($)
Robert F. Friel	$1,338,750	$324,177	$1,662,927
Frank A. Wilson	$222,600	—	$222,600
John A. Roush	$479,350	$121,566	$600,916
Daniel R. Marshak	$262,969	$35,117	$298,086
Richard F. Walsh	$334,688	$121,566	$456,254
Michael L. Battles	$144,334	—	$144,334

Please refer to the “Compensation Discussion and Analysis” above for a full description of these programs and awards.

(4)	The amounts in this column represent the change in pension value for each individual. No named executive officer received preferential or above-market earnings on deferred compensation.

(5)	The amounts reported in this column include our 401(k) Excess contributions to the deferred compensation plan for 2009 as follows: Mr. Friel: $31,500; Mr. Roush: $7,750; Mr. Marshak: $6,500; and Mr. Walsh: $6,500. Also included are car allowance payments as follows: Mr. Friel: $25,000; Mr. Wilson: $10,095; Messrs. Roush and Walsh: $17,498 each; and Mr. Marshak: $15,058. A financial planning allowance is also included in this column as follows: Mr. Friel: $20,000; Mr. Wilson: $7,000, and Messrs. Roush, Walsh, and Marshak: $12,000 each. Also included in this column for each eligible officer are our contributions to the qualified 401(k) plan, the premiums we paid for executive life insurance, premiums paid for WorldClinic medical travel coverage, and the incremental cost of any personal use of tickets to sporting events.

(6)	On May 18, 2009, Frank A. Wilson joined the Company as Chief Financial Officer and Chief Accounting Officer. At that time, Michael L. Battles stepped down from the acting Chief Accounting Officer and acting Chief Financial Officer roles which he had held since June 2008.

(7)	Amounts shown under “All Other Compensation” for Mr. Wilson include $300,787 in relocation costs and expenses paid by the Company in association with Mr. Wilson’s relocation, of which $29,256 was payment of associated tax gross-ups. More information about Mr. Wilson’s relocation is provided in the Compensation Discussion and Analysis.

(8)	Mr. Marshak was appointed Senior Vice President and President, PerkinElmer, Inc. Greater China effective July 1, 2008 in addition to his ongoing responsibilities as Chief Scientific Officer. Amounts shown under “All Other Compensation” for Mr. Marshak include $296,008 in costs and expenses paid by the Company in association with Mr. Marshak’s expatriate assignment in China of which $82,347 was payment of associated tax gross-ups. Expenses paid in China were converted from RMB to USD using monthly average exchange rates published on OANDA.com. These rates ranged from 6.83368 to 6.84713. More information about Mr. Marshak’s assignment is provided in the Compensation Discussion and Analysis.

2009 Grants of Plan-Based Awards

			Date of Compensation Committee Approval (7)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Options Awards: Number of Securities Underlying Option (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Date of Option Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Type (1)	Grant Date			Threshold ($)	Target ($)	Maximum ($)	Target (#)
Robert F. Friel	PU	2/3/2009	1/28/2009	(2)	$729,164	$1,458,328	$2,916,657
	RS-P	2/3/2009	1/28/2009	(3)				37,278				$486,105
	OPT	2/3/2009	1/28/2009	(5)					379,774	$12.95	$13.04	$1,234,266
	PIP	N/A	1/28/2009	(6)	$218,750	$437,500	$875,000
	PIP	N/A	7/20/2009	(6)	$218,750	$437,500	$875,000

Frank A. Wilson	PU	5/18/2009	4/21/2009	(2)	$66,667	$133,334	$266,669
	RS-P	5/18/2009	4/21/2009	(3)				2,725				$44,445
	OPT	5/18/2009	4/21/2009	(5)					32,760	$16.21	$16.31	$133,333
	PIP	N/A	7/20/2009	(6)	$70,000	$140,000	$280,000

John A. Roush	PU	2/3/2009	1/28/2009	(2)	$200,001	$400,002	$800,004
	RS-P	2/3/2009	1/28/2009	(3)				10,225				$133,334
	OPT	2/3/2009	1/28/2009	(5)					104,167	$12.95	$13.04	$338,543
	PIP	N/A	1/28/2009	(6)	$85,000	$170,000	$340,000
	PIP	N/A	7/20/2009	(6)	$85,000	$170,000	$340,000

Daniel R. Marshak	PU	2/3/2009	1/28/2009	(2)	$62,501	$125,001	$250,003
	RS-P	2/3/2009	1/28/2009	(3)				3,195				$41,663
	OPT	2/3/2009	1/28/2009	(5)					32,552	$12.95	$13.04	$105,794
	PIP	N/A	1/28/2009	(6)	$46,875	$93,750	$187,500
	PIP	N/A	7/20/2009	(6)	$46,875	$93,750	$187,500

Richard F. Walsh	PU	2/3/2009	1/28/2009	(2)	$187,502	$375,004	$750,009
	RS-P	2/3/2009	1/28/2009	(3)				9,586				$125,001
	OPT	2/3/2009	1/28/2009	(5)					97,656	$12.95	$13.04	$317,382
	PIP	N/A	1/28/2009	(6)	$65,625	$131,250	$262,500
	PIP	N/A	7/20/2009	(6)	$65,625	$131,250	$262,500

Michael L. Battles	RS-T	2/3/2009	1/28/2009	(4)				10,000				$130,400
	OPT	2/3/2009	1/28/2009	(5)					20,000	$12.95	$13.04	$65,000
	PIP	N/A	1/28/2009	(6)	$27,000	$54,000	$108,000
	PIP	N/A	N/A	(6)	$27,000	$54,000	$108,000

NOTES

(1)	The awards shown in this table were granted under our 2005 Incentive Plan unless otherwise indicated below. The types of awards are as follows:

PU = Performance units

RS-P = Restricted stock with performance-based vesting schedule

RS-T = Restricted stock with time-based vesting schedule

OPT = Stock options

PIP = Performance Incentive Program (short-term incentive bonus)

(2)	Eligible named executive officers received a grant of performance units in 2009 under our LTIP. This award has a three-year performance period. Please refer to the “Compensation Discussion and Analysis” for a description of the performance unit program, eligibility and payment criteria. The amounts shown under “Threshold” represent estimated payment of 50% of the performance units granted, our estimate of the minimum amount payable if the threshold performance level is met for all performance measures. The amounts shown under “Target” represent estimated payment of 100% of the performance units granted. The amounts shown under “Maximum” represent estimated payment of 200% of the performance units granted, our estimate of the maximum amount payable. The stock price used for calculation of estimated payments to Messrs. Friel, Roush, Marshak, Walsh and Battles is $13.04 and for calculation of estimated payments to Mr. Wilson is $16.31, which were the closing stock prices on the dates the awards were granted.

(3)	Eligible named executive officers received a grant under our LTIP of restricted shares in 2009 which vest based on achievement of EPS goals. The committee set the EPS goal for fiscal 2009 at grant and set the EPS goals for the 2010 and 2011 performance periods on January 23, 2010. A description of this portion of our LTIP is provided in the “Compensation Discussion and Analysis”. The amounts shown under “Target” are the number of shares that will vest based on achievement of EPS performance goals through 2009 only. The shares that will vest based on achievement of the EPS performance goal established in 2010 will be reported in the grant award tables for 2010.

(4)	Mr. Battles received a grant of restricted shares in 2009 which vests 100% on the third anniversary of the date of grant.

(5)	Each of the named executive officers received a grant of stock options in 2009. Stock options granted to Messrs. Friel, Roush, Marshak, Walsh and Battles were granted under our 2005 Incentive Plan. Stock options granted to Mr. Wilson were granted under our 2009 Incentive Plan. Options were issued with an exercise price equal to the fair market value on the date of grant. The stock option exercise price is set at the average of the high and low price on the date of grant. The shares vest in three equal annual installments and may be exercised for seven years from the date of grant. Please refer to the “Compensation Discussion and Analysis” section of this proxy statement for a description of 2009 stock option grants and our equity grant practices.

(6)	Each of the named executive officers participated in our PIP bonus program in 2009. On January 28, 2009, the compensation and benefits committee approved PIP financial goals for the first half of the fiscal year. On July 20, 2009, the committee approved financial goals for the second half of the fiscal year. The amounts shown under “Threshold” represent payment of 50% of the target PIP for the half-year performance period, our estimate of the minimum amount payable, assuming threshold level performance is achieved for all performance measures. The amounts shown under “Target” represent estimated payment of 100% of the target bonus for the half-year performance period. The amounts shown under “Maximum” represent estimated payment of 200% of the target bonus for the half-year performance period, our estimate of the maximum amount payable. Second half 2009 PIP financial goals for Mr. Battles were not approved by the committee because he was no longer an officer at the time second half 2009 PIP goals were approved.

Messrs. Friel, Roush, Marshak, Walsh and Battles participated in both the first half and second half 2009 PIP performance periods. Mr. Wilson participated in the second half 2009 PIP performance period only. The actual PIP payments for the first and second half 2009 performance periods have been made. The total 2009 PIP payment to each named executive officer and a description of the PIP is provided in the “Compensation Discussion and Analysis” section of this proxy statement and is reflected in the Summary Compensation Table.

(7)	On January 28, 2009, the compensation and benefits committee reviewed stock option, restricted stock and performance unit grants for Messrs. Friel, Roush, Marshak and Walsh, and stock option and restricted stock grants for Mr. Battles, and approved them with an effective grant date on the third business day following the release of 2008 full year earnings, which was February 3, 2009. Therefore, the date of grant was after the release of material information regarding our 2008 financial performance. The stock option, restricted stock and performance units shown for Mr. Wilson were granted on May 18, 2009 which was his date of hire and is consistent with our equity grant practices for new hires. May 18, 2009 was also within our employee open trading window following the release of material information regarding our financial performance for the first quarter of 2009.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Robert F. Friel	0	(1)	379,774	$12.945	2/3/2016				111,835	(5)	$2,302,683
	83,238	(1)	166,477	$25.020	1/29/2015				39,108	(5)	$805,234
	74,974	(1)	37,487	$23.450	1/30/2014				14,994	(5)	$308,726
	101,130	(1)	0	$22.580	1/31/2013
	85,000	(1)	0	$22.220	1/3/2012
	141,000	(2)	0	$16.435	10/22/2013
	700,000	(3)	0	$30.860	4/25/2011
	150,000	(3)	0	$19.825	1/7/2010

Frank A. Wilson	0	(1)	32,760	$16.205	5/18/2016				8,175	(5)	$168,323

John A. Roush	0	(1)	104,167	$12.945	2/3/2016				30,675	(5)	$631,598
	22,831	(1)	45,662	$25.020	1/29/2015				10,727	(5)	$220,869
	28,115	(1)	14,058	$23.450	1/30/2014				5,623	(5)	$115,778
	40,452	(1)	0	$22.580	1/31/2013
	25,000	(1)	0	$22.220	1/3/2012
	15,000	(1)	0	$19.840	1/27/2011

Daniel R. Marshak	0	(1)	32,552	$12.945	2/3/2016				9,586	(5)	$197,376
	6,430	(1)	12,862	$25.020	1/29/2015				3,022	(5)	$62,223
	8,122	(1)	4,061	$23.450	1/30/2014				1,625	(5)	$33,459
	15,000	(1)	0	$20.495	5/22/2013

Richard F. Walsh	0	(1)	97,656	$12.945	2/3/2016				28,758	(5)	$592,127
	21,404	(1)	42,808	$25.020	1/29/2015				10,056	(5)	$207,053
	28,115	(1)	14,058	$23.450	1/30/2014				5,623	(5)	$115,778
	41,463	(1)	0	$22.580	1/31/2013
	40,000	(1)	0	$22.220	1/3/2012
	72,000	(2)	0	$16.435	10/22/2013
	450,000	(3)	0	$30.860	4/25/2011
	300,000	(3)	0	$19.825	1/7/2010

Michael L. Battles	0	(1)	20,000	$12.945	2/3/2016	10,000	(4)	$205,900
	5,000	(1)	10,000	$25.020	1/29/2015	10,000	(4)	$205,900
	15,000	(1)	0	$21.230	11/1/2013
	10,000	(1)	0	$22.580	1/31/2013
	3,667	(1)	0	$22.220	1/3/2012
	1,666	(1)	0	$19.840	1/27/2011

NOTES

(1)	Vests at a rate of one-third annually on the anniversary of the date of grant over the first three years of the seven-year option term.

(2)	Vests at a rate of one-quarter annually on the anniversary of the date of grant over the first four years of the ten-year option term.

(3)	Vests 100% on the sixth anniversary of the date of grant with performance-contingent accelerated vesting upon the achievement of EPS growth goals. The option term is ten years.

(4)	Time-based restricted stock grant that vests 100% on the third anniversary of the date of grant (January 29, 2008 and February 3, 2009, respectively).

(5)	Performance-based restricted stock grant that vests one-third annually based on the achievement of annual EPS goals; shares are forfeited if all goals are not met by the end of the third year.

(6)	These columns provide the value of unvested restricted shares based on the closing price of our stock on the last business day of fiscal 2009 ($20.59).

Option Exercises and Stock Vested in Fiscal 2009

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (3)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2)
Robert F. Friel	150,000	$103,117	51,404	$724,796
Frank A. Wilson	0		0	$0
John A. Roush	0		17,728	$249,965
Daniel R. Marshak	0		4,801	$71,612
Richard F. Walsh	0		16,381	$230,972
Michael L. Battles	0		13,750	$263,788

NOTES

(1)	Reflects restricted shares which vested in 2009. On January 28, 2009, the compensation and benefits committee approved vesting on grants of performance-contingent restricted shares under our LTIP. Based on achievement in excess of the 2008 EPS goal, the committee approved vesting for one-third of the restricted shares granted in 2006 under the 2006 LTIP: Mr. Friel: 16,855 shares; Mr. Roush: 6,742 shares; and Mr. Walsh: 5,730 shares. The committee approved vesting of one-third of the restricted shares granted in 2007 under the 2007 LTIP based on achievement in excess of the 2008 EPS goal as follows: Mr. Friel: 14,995 shares; Mr. Roush: 5,623 shares; Mr. Marshak: 1,624 shares; and Mr. Walsh: 5,623 shares. The committee approved vesting of one-third of the restricted shares granted in 2008 under the 2008 LTIP based on achievement in excess of the 2008 EPS goal as follows: Mr. Friel: 19,554 shares; Mr. Roush: 5,363 shares; Mr. Marshak: 1,510 shares; and Mr. Walsh: 5,028 shares. The totals for Mr. Marshak include 1,667 shares, which is one-third of a restricted share award with time-based vesting granted to him upon his hire in 2006, which vested on May 22, 2009. The totals for Mr. Battles include a grant of 10,000 shares and a grant of 3,750 shares, both with time-based vesting, which were granted to him in 2006 and vested 100% on September 11, 2009 and November 2, 2009, respectively.

(2)	The following named executive officers elected to defer receipt of some or all of the vested shares reflected in this column pursuant to our Non-Qualified Deferred Compensation Plan, the terms of which are described under the heading “Non-Qualified Deferred Compensation Plan” below. The values shown are based on the market value of the underlying shares on the vesting date. Mr. Roush elected to defer shares valued at $174,347 ($95,062 to be distributed in a lump sum in February 2011 and $79,284 to be distributed in a lump sum in February 2012.) Mr. Marshak elected to defer shares valued at $71,612 ($50,321 to be distributed in a lump sum in February 2010 and $21,291 to be distributed in a lump sum in February 2011). Mr. Walsh elected to defer shares valued at $80,793 which were distributed in a lump sum in February 2009. Mr. Battles elected to defer shares valued at $263,788 to be distributed in a lump sum in February 2010.

(3)	Based on the fair market value determined on the date of exercise, less the option exercise price.

2009 Pension Benefits

The table below shows the present value of accumulated benefits payable to each of our named executive officers and the number of years of service credited to each of the named executive officers under our qualified defined benefit plan (the PerkinElmer, Inc. Employees Retirement Plan) and the non-qualified PerkinElmer, Inc. Supplemental Executive Retirement Plan, which we refer to as the SERP. There were no payments made to the named executive officers during fiscal 2009.

Name	Plan Name	Number of Years Credited Service (2) (#)	Present Value of Accumulated Benefit (1)(3) ($)	Payments During Last Fiscal Year ($)
Robert F. Friel	PerkinElmer, Inc. Employees	4.17	$57,430	$0
	Retirement Plan
	PerkinElmer, Inc. Supplemental	10.92	$1,429,298	$0
	Executive Retirement Plan

Frank A. Wilson	PerkinElmer, Inc. Employees	0.00	$0	$0
	Retirement Plan
	PerkinElmer, Inc. Supplemental	0.00	$0	$0
	Executive Retirement Plan

John A. Roush	PerkinElmer, Inc. Employees	10.75	$88,307	$0
	Retirement Plan
	PerkinElmer, Inc. Supplemental	0.00	$0	$0
	Executive Retirement Plan

Richard F. Walsh	PerkinElmer, Inc. Employees	4.75	$78,817	$0
	Retirement Plan
	PerkinElmer, Inc. Supplemental	11.50	$823,400	$0
	Executive Retirement Plan

Daniel R. Marshak	PerkinElmer, Inc. Employees	0.00	$0	$0
	Retirement Plan
	PerkinElmer, Inc. Supplemental	0.00	$0	$0
	Executive Retirement Plan

Michael L. Battles	PerkinElmer, Inc. Employees	0.00	$0	$0
	Retirement Plan
	PerkinElmer, Inc. Supplemental	0.00	$0	$0
	Executive Retirement Plan

NOTES

(1)	Includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. Messrs. Friel and Walsh participated in the SERP in 2009 and have at least five years of service under the plan. Mr. Friel was not vested in the SERP in 2009 because he had not reached age 55 by the end of the year. Mr. Walsh is 100% vested in his benefits under the SERP as he has satisfied the age and service requirement. Messrs. Friel, Walsh and Roush are vested in their Employees Retirement Plan benefit because each has at least five years of vesting service credit under the plan.

(2)	For the Employees Retirement Plan, the number of years of credited service varies from years of actual service with PerkinElmer for Messrs. Friel and Walsh because their accruals ceased March 15, 2003. Messrs. Wilson, Marshak, and Battles have no credited service because they joined PerkinElmer after the plan was closed to new members and are not eligible. The number of years of credited service for Mr. Roush is the same as his years of actual service with PerkinElmer because he continues to accrue benefits under this plan.

Only Messrs. Friel and Walsh are eligible for benefits under the SERP and their number of years of credited service under that plan matches their years of service with PerkinElmer. Messrs. Wilson, Roush, Marshak, and Battles are not eligible for this plan and therefore show zero years of credited service for the SERP.

(3)	The valuation method and all material assumptions applied in quantifying the present value of the current accrued benefits above are disclosed in Note 15 to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended January 3, 2010.

Employees Retirement Plan

The PerkinElmer, Inc. Employees Retirement Plan is a defined benefit pension plan in which most U.S. employees employed as of January 31, 2001 by our former Optoelectronics SBU are active participants. We closed the retirement plan to new employees as of January 31, 2001 and employees of our former Life Sciences business ceased future accruals in the plan as of the same date. We amended the retirement plan to cease future accruals as of March 15, 2003 for employees of what was then our Analytical Instruments SBU and our corporate office. Mr. Roush currently accrues benefits under the retirement plan because he was hired into our Optoelectronics business unit prior to January 31, 2001. None of the other named executive officers accrued benefits under the retirement plan after March 15, 2003.

Subject to maximum benefit limitations prescribed by law, a participant will be entitled to receive an annual payment equal to the sum of 0.85% of the participant’s final average earnings, multiplied by the number of years of credited service with PerkinElmer, plus 0.75% of the excess of such earnings over the covered compensation base, multiplied by the number of years of credited service (not in excess of 35) with PerkinElmer. For this purpose, a participant’s final average earnings are the average of his base salary for the five consecutive highest salaried years out of the last ten years of credited service with PerkinElmer. The annual compensation taken into account under the retirement plan for purposes of calculating a participant’s final average earnings is subject to limitations under the retirement plan. For 2009, the maximum annual compensation for these purposes was $245,000. The maximum benefit payable from the retirement plan for 2009 is $195,000 payable under the Employees Retirement Plan normal annuity form.

All of our employees who participate in the retirement plan are required either to complete five years of service with us or reach their normal retirement date, whichever is first to occur, before they have a vested interest in the retirement plan.

Supplemental Executive Retirement Plan

In addition to the retirement plan described above, we maintain the PerkinElmer, Inc. Supplemental Executive Retirement Plan, or SERP, which provides additional benefits to officers who became eligible for the plan prior to its closure, including Messrs. Friel and Walsh. Messrs. Wilson, Roush, Marshak, and Battles joined PerkinElmer or were promoted to officer positions after the plan was closed to new entrants and therefore are not eligible for SERP participation. Officers previously designated by our board of directors are eligible to receive benefits under the supplemental plan when they have completed five years of service and reached 55 years of age while employed by PerkinElmer. In the event of a change of control of PerkinElmer, however, participants in the supplemental plan are eligible to receive benefits regardless of age or years of service, or may receive additional years of credited service upon termination of employment in certain situations (please see “Potential Payments upon Termination or Change in Control,” below, for more information). If a participant dies while an employee prior to attaining age 55, but after the completion of five years of service with us, the participant’s eligible spouse is entitled to receive a benefit in the form of 50% of the benefit the participant would have received upon attaining age 55, commencing on the date the participant would have attained age 55.

The supplemental plan is administered by the compensation and benefits committee of our board of directors. Our board may amend or terminate the supplemental plan at any time; however, such amendment or termination may not reduce or eliminate the benefit payments currently being made or the accrued plan benefit of any participant. We closed the SERP to new participants effective July 1, 2000.

The supplemental plan provides an annual benefit payable at retirement which is in addition to the benefit payable from the retirement plan described above. Under the SERP, a participant will be entitled to receive an annual payment equal to 0.85% of average total compensation, consisting of salary and bonus, for each year of credited service, plus 0.75% of average total compensation in excess of the covered compensation base for each year of credited service limited to 35 years; less the participant’s benefit payable from the retirement plan, assuming no reduction to the benefit payable due to the participant’s early retirement. No actuarial adjustment is made as a result of retirement before or after age 65. Average total compensation is the average of a participant’s total cash compensation for the highest-compensated consecutive five years of credited service out of his last ten years of credited service prior to age 65 (or his age at earlier termination of employment). Mr. Walsh has completed at least five years of service and became vested in the supplemental plan and eligible for early retirement upon reaching age 55 in 2007. Mr. Friel was neither vested nor eligible for early retirement in 2009 as he had not yet reached age 55.

2009 Non-Qualified Deferred Compensation

The following table presents 2009 Non-Qualified Deferred Compensation Plan contribution, withdrawal, and balance information for our named executive officers:

Name	Executive Contributions in Last Fiscal Year (1)(3) ($)	Registrant Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings/(Loss) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (4) ($)
Robert F. Friel	$0	$31,500	$102	$0	$63,123
Frank. A. Wilson	$0	$0	$0	$0	$0
John A. Roush	$174,347	$7,750	$228,814	$200,763	$694,492
Daniel R. Marshak	$71,395	$6,500	$71,577	$0	$225,281
Richard F. Walsh	$80,793	$6,500	($10,127)	$226,070	$13,773
Michael L. Battles	$263,788	$0	$20,060	$0	$283,847

NOTES

(1)	The amounts in this column reflect officer contributions to our deferred compensation plan during 2009 as follows: Mr. Roush: 12,365 vested shares from the 2006 and 2007 LTIP; Mr. Marshak: 4,801 vested shares from the 2007 and 2008 LTIP and a restricted stock grant he received on his hire date; Mr. Walsh: 5,730 vested shares from the 2006 LTIP grant; and Mr. Battles: 13,750 time-based vested shares granted to him in 2006.

(2)	The amounts in this column represent contributions under our 401(k) Excess Program to our deferred compensation plan. These amounts are also reported under “All Other Compensation” in the Summary Compensation Table of this proxy statement.

(3)	The amounts in this column include the value of shares contributed to the deferred compensation plan by named executive officers in 2009 (see Note 1 above). The grant date fair values recognized for these awards for financial statement reporting purposes for the fiscal year ended January 3, 2010 are also reflected in the Summary Compensation Table of this proxy statement as compensation for 2007, 2008 and 2009 under “Stock Awards”.

(4)	The amounts in this column include the value of shares contributed to the deferred compensation plan by named executive officers in 2009 (see Note 1 above). The grant date fair values recognized for these awards for financial statement reporting purposes for the fiscal year ended January 3, 2010 are also reflected in the Summary Compensation Table of this proxy statement.

Non-Qualified Deferred Compensation Plan

PerkinElmer maintains the PerkinElmer, Inc. Deferred Compensation Plan to provide our non-employee directors and a select group of management and highly compensated employees, including named executive officers, the opportunity to defer receipt of certain compensation in order to build savings. This plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), and as such, is subject to the claims of general creditors in the event of PerkinElmer’s insolvency.

Under this plan, eligible participants may elect to defer up to 50% of base salary and up to 100% of annual PIP bonus payments. Executives eligible for awards under our LTIP may also elect to defer up to 100% of performance unit cash payments. Company 401(k) Excess contributions are deposited to deferred compensation plan accounts for those executives who are eligible to receive them. Until April 1, 2008 when the provision was eliminated, eligible participants could also defer up to 100% of restricted stock grants.

Non-employee directors may elect to defer up to 100% of their cash retainer and up to 100% of their annual stock grant.

An account is maintained for each participant reflecting deferrals, any 401(k) Excess company contributions, and increases or decreases in account value based on investment performance. The plan offers a selection of notional fund investments similar to those available under the PerkinElmer, Inc. 401(k) Savings Plan, including PerkinElmer common stock. The participant directs the investment of his or her cash deferrals. Deferrals of PerkinElmer stock awards and any cash deferrals invested in PerkinElmer stock must remain in the form of PerkinElmer stock while in the plan. Participants may change their mutual fund investment options or transfer cash deferrals among the mutual funds at any time. Any earnings in this plan are market-based, and earnings are not guaranteed. Interest rates and earnings depend on investment choices directed by the participant.

Eligible participants make deferral elections, distribution elections, and any changes to distribution elections in accordance with limitations set forth in the plan and tax rules applicable to non-qualified deferred compensation. Distributions are made in a lump sum at retirement unless the participant chooses one of the following distribution elections: (a) lump sum in a future year at least one year later than the year of deferral, (b) a specified number of annual installments to begin at least one year later than the year of deferral, or (c) a specified number of annual installments to begin at retirement. The participant may also elect to receive a lump sum distribution in the event of a change in control, as described in the plan. Participants who terminate employment for reasons other than retirement receive a lump sum distribution after termination. While elections to receive distributions following a change in control and termination are allowed by the plan, these distributions do not represent accelerated vesting or change the form or amount of benefit, and therefore these distributions are not reflected in the “Potential Payments upon Termination or Change in Control” tables presented in this proxy. In the case of severe and unforeseen financial emergency, and subject to approval by our compensation and benefits committee of the board of directors, the participant may make an emergency withdrawal limited to the amount necessary to meet the emergency need.

On December 8, 2008, the Plan was amended to bring it into documentary compliance with Section 409A. The Plan has operated in compliance with Section 409A since January 1, 2005.

Potential Payments upon Termination or Change in Control

Under the employment agreements we have with our named executive officers, each is entitled to certain compensation in the event of a change in control of PerkinElmer or the termination of their employment. Different terms apply if the termination occurs after a change in control of PerkinElmer (as defined in the agreements and described briefly below). The tables that follow reflect the amount of compensation due to our named executive officers in these different situations. The amounts shown assume that such termination or change in control event was effective as of January 3, 2010 and are only estimates of the amounts payable. The actual amounts to be paid out in any of the situations listed below can only be determined at the time of such executive’s separation from PerkinElmer.

Change in Control

Our executive officers are entitled to certain compensation if there is a change in control of PerkinElmer. “Change in control” as defined in the agreements includes in general terms:

•

a merger, consolidation or reorganization or sale of substantially all of the assets of PerkinElmer, unless immediately after the transaction (a) all of the shareholders before the transaction hold at least 50% of the shares and combined voting power of the resulting entity and (b) no person or entity owns 20% or more of the outstanding shares entitled to vote of the new entity (except to the extent such ownership existed before the transaction);

•

an acquisition of shares of our common stock that results in a person or entity owning 20% or more of our outstanding common stock or combined voting power (excluding acquisitions by us and other limited exceptions);

•	the election of a majority of directors not nominated or elected by our board; and

•	the approval of our stockholders of a complete liquidation or dissolution of PerkinElmer.

Our executive officers’ agreements provide for the following in the event of a change in control of PerkinElmer:

•

continued employment of the executive in a management position (or, for Mr. Friel, as Chief Executive Officer and President) for three years from the date of the change in control without (with limited exceptions) decreasing the executive’s salary and benefits for that period, and the agreement of the executive not to resign, except for good reason (as defined in his or her agreement), during the year following the change in control;

•	full vesting of all outstanding restricted stock and option awards;

•

extension of the exercise period for all vested option awards until the later of (a) the third anniversary of the change in control or (b) the one year anniversary of the termination of his or her employment (but not in any event beyond the original term of the option); and

•

if the executive is a participant, full vesting in our SERP and credit for an additional three years of service for the purposes of determining the amount the executive is entitled to receive under our SERP (for more information about this program, please see “Pension Benefits”, above).

Following an evaluation of market practices, the committee has determined that future employment agreements issued to newly promoted or newly hired officers will provide 100% equity vesting upon termination following a change in control if the officer’s employment is terminated within a specified period of time following the change in control.

Termination after a Change in Control

If the executive’s employment is terminated within 36 months after a change in control other than for cause (as defined in the agreement), or by the executive for good reason (as defined in the agreement), the executive is entitled to receive:

•	A lump sum payment on the date of termination equal to the sum of:

•	the executive’s unpaid base salary through the date of termination;

•	a pro rata portion of his or her prior year’s bonus; and

•

the executive’s full salary (as the term is described in his or her agreement, meaning generally the base salary plus previous year’s bonus) multiplied by three for Messrs. Friel, Roush, Marshak and Walsh, multiplied by two for Mr. Wilson, and multiplied by one for Mr. Battles. Payments will be made in accordance with tax rules applicable to non-qualified deferred compensation as described in the agreements.

•

Continued participation in all employee benefit plans and arrangements for 36 months for Messrs. Friel, Roush, Marshak and Walsh, for 24 months for Mr. Wilson and for 12 months for Mr. Battles, following the termination of employment on the same terms as in effect immediately prior to the termination of employment.

All payments listed above are determined without adjustments for excise tax that may be due under Section 280G of the Internal Revenue Code, which we refer to as Section 280G. Under these employment agreements, our executive officers are eligible to receive one or more “gross-up payments” (as defined in the agreement) from us to ensure that after we make these termination or change in control payments, the executive is in the same economic position as if the payment were not subject to an excise tax. The payments would be equal to the sum of (a) the excise tax on any “parachute payments” (as defined in Section 280G) and (b) the amount of additional tax imposed on or borne by the executive attributable to the receipt of the gross-up payment. We will pay for the expense of determining the amount of these payments.

Termination without Cause

If we terminate the employment of any of our named executive officers other than Mr. Friel without cause (as defined in these employment agreements) other than after a change in control, the executive is entitled to receive the compensation listed below, for one year after the termination date:

•	full salary (as the term is described in the individual’s agreement, meaning generally base salary and previous year’s bonus);

•	continued participation in all employee benefit plans and arrangements on the same terms as in effect immediately prior to the termination of employment; and

•	if the executive is a participant, credit for an additional year of service for the purposes of determining the amount the executive is entitled to receive under our SERP.

We may only terminate Mr. Walsh’s employment without cause by providing written notice one year in advance of the termination date, after which the compensation described above would be payable. Our agreements with Messrs. Wilson, Roush, Marshak, and Battles provide that each execute a severance agreement and release before we begin severance payments.

If we terminate Mr. Friel’s employment without cause (as defined in his agreement) other than after a change in control, he is entitled to receive his full salary (meaning generally his base salary plus previous year’s bonus) for a period of two years following the termination and continue to participate in the benefits and arrangements available to him immediately prior to termination. He will also receive:

•	extension of the exercise period for all options vested as of the date of the termination of employment until the earlier of the original term or one year from the termination; and

•	two additional years of credited service under the SERP.

Disability

If any of our executives is determined to be “disabled” (as defined in his or her employment agreement) for 180 continuous days, our board of directors may terminate his or her employment twelve months after providing written notice. In this situation, the executive is entitled to the following:

•	During the first 180 days of continuous disability, payments equal to the difference between the executive’s salary and our short-term disability income plan;

•	During the twelve months after 180 days of continuous disability, payments equal to the difference between the executive’s salary and payments under our long-term disability plan.

The executive’s employment will terminate and payments (other than those to which the executive may be entitled to receive under the long-term disability plan) will cease twelve months following the written notice of termination.

If a named executive officer is (1) terminated for cause (as defined in his or her employment agreement), (2) submits a resignation that we accept or (3) dies, PerkinElmer will pay his or her full salary through the date of termination, after which obligations for payment cease.

Performance Unit Program

Our performance unit program under LTIP provides that if a participant’s employment is terminated for any reason other than death or disability prior to the payment of the award, the participant is not entitled to receive the award. If a participant dies or becomes disabled, the award will vest at the target amount and the payment will be prorated to reflect the portion of time that the participant was employed during the performance period. Upon a change in control, the performance unit award will vest at the target amount and will be paid to the participant.

Non-Qualified Deferred Compensation Plan

While elections to receive distributions following a change in control and termination are allowed by our Non-Qualified Deferred Compensation Plan, these distributions do not represent accelerated vesting or change the form or amount of benefit, and therefore, these potential distributions are not reflected in the “Potential Payments upon Termination or Change in Control” tables presented below.

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of January 3, 2010 for Robert F. Friel, Chairman and Chief Executive Officer.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$1,750,000	$—	$—	$—	$2,625,000
Bonus	$—	$3,545,354	$—	$—	$—	$5,318,031
Prorata Bonus	$—	$—	$—	$—	$—	$926,844

Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$58,774	$—	$—	$—	$88,161
Perquisite Benefit Continuation (including auto, financial planning)	$—	$160,000	$—	$—	$—	$236,500
Disability Benefits (1) (2)	$—	$—	$—	$—	$—	$—
Supplemental Executive Retirement Plan (3)	$—	$—	$—	$—	$4,132,677	$4,132,677
Restricted Stock and Option Awards (4)
Accelerated Vesting of Restricted Stock	$—	$—	$—	$—	$2,340,362	$2,340,362
Accelerated Vesting of Options	$—	$—	$—	$—	$2,903,372	$2,903,372
Performance Unit Program of LTIP	$—	$—	$2,499,016	$2,499,016	$4,436,755	$4,436,755

Total to Executive	$—	$5,514,128	$2,499,016	$2,499,016	$13,813,166	$23,007,702

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$1,219,753	$2,641,175

NOTES

(1)

As provided in Mr. Friel’s Employment Agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Friel equal to the difference between his base salary and the benefits provided by the Company’s Short Term Disability Income Plan (STD Plan). The STD Plan provides for 66  2 /3% of weekly gross salary up to a maximum of $2,500 per week.

(2)	As provided in Mr. Friel’s Employment Agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Friel equal to the difference between his base salary and the benefits provided by the Company’s Long Term Disability Income Plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)	As provided for by the Supplemental Executive Retirement Plan, upon death prior to age 55, Mr. Friel’s Eligible Spouse is entitled to receive an annual life annuity of $110,038 commencing on the day Mr. Friel would have attained age 55, provided Mr. Friel’s Eligible Spouse is still living.

(4)	As provided in Mr. Friel’s Employment Agreement, in the event of a “Termination by the Company without Cause”, his vested option awards will remain exercisable through the period ending on the earlier of (a) the first anniversary of his termination date or (b) the expiration date of the original term of the option award. The Company was unable to determine a reliable value for this provision which extends the option term. Using an option pricing model and various assumptions, the Company produced valuations ranging from $0 to $897,803.

Additionally, as provided in Mr. Friel’s Employment Agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Friel’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be “cashed out” upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised and in exchange for his shares the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of January 3, 2010 for Frank A. Wilson, Senior Vice President and Chief Financial Officer.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$400,000	$—	$—	$—	$800,000
Bonus	$—	$—	$—	$—	$—	$—
Prorata Bonus	$—	$—	$—	$—	$—	$—

Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$19,882	$—	$—	$—	$39,764
Perquisite Benefit Continuation (including auto, financial planning)	$—	$24,095	$—	$—	$—	$41,190
Disability Benefits (1) (2)	$—	$—	$—	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock	$—	$—	$—	$—	$112,216	$112,216
Accelerated Vesting of Options	$—	$—	$—	$—	$143,653	$143,653
Performance Unit Program of LTIP	$—	$—	$56,108	$56,108	$168,323	$168,323

Total to Executive	$—	$443,977	$56,108	$56,108	$424,192	$1,305,146

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$—	$—

NOTES

(1)

As provided in Mr. Wilson’s Employment Agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Wilson equal to the difference between his base salary and the benefits provided by the Company’s STD Plan. The STD Plan provides for 66 2/3% of weekly gross salary, up to a maximum of $2,500 per week.

(2)	As provided in Mr. Wilson’s Employment Agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Wilson equal to the difference between his base salary and the benefits provided by the Company’s LTD Plan. The LTD Plan provides for 60% of monthly gross salary, up to a maximum of $15,000 per month.

(3)	As provided in Mr. Wilson’s Employment Agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Wilson’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised and in exchange for his shares the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of January 3, 2010 for John A. Roush, Senior Vice President and President, Environmental Health.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$400,000	$—	$—	$—	$1,200,000
Bonus	$—	$516,666	$—	$—	$—	$1,549,998
Prorata Bonus	$—	$—	$—	$—	$—	$239,583

Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$21,051	$—	$—	$—	$63,153
Perquisite Benefit Continuation (including auto, financial planning)	$—	$44,248	$—	$—	$—	$118,744
Disability Benefits (1) (2)	$—	$—	$—	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock	$—	$—	$—	$—	$641,934	$641,934
Accelerated Vesting of Options	$—	$—	$—	$—	$796,357	$796,357
Performance Unit Program of LTIP	$—	$—	$764,919	$764,919	$1,289,511	$1,289,511

Total to Executive	$—	$981,965	$764,919	$764,919	$2,727,802	$5,899,280

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$—	$613,456

NOTES

(1)

As provided in Mr. Roush’s Employment Agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Roush equal to the difference between his base salary and the benefits provided by the Company’s STD Plan. The STD Plan provides for 66 2 /3% of weekly gross salary up to a maximum of $2,500 per week.

(2)	As provided in Mr. Roush’s Employment Agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Roush equal to the difference between his base salary and the benefits provided by the Company’s LTD Plan. The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)	As provided in Mr. Roush’s Employment Agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Roush’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised and in exchange for his shares the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

The following table shows the potential payments upon termination or a change of control of the Company as of January 3, 2010 for Daniel R. Marshak, Senior Vice President, Chief Scientific Officer and President, Greater China.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$375,000	$—	$—	$—	$1,125,000
Bonus	$—	$307,340	$—	$—	$—	$922,020
Prorata Bonus	$—	$—	$—	$—	$—	$152,177

Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$19,322	$—	$—	$—	$57,966
Perquisite Benefit Continuation (including auto, financial planning)	$—	$51,558	$—	$—	$—	$118,673
Disability Benefits (1) (2)	$—	$—	$—	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock	$—	$—	$—	$—	$193,814	$193,814
Accelerated Vesting of Options	$—	$—	$—	$—	$248,860	$248,860
Performance Unit Program of LTIP	$—	$—	$228,336	$228,336	$391,025	$391,025

Total to Executive	$—	$753,220	$228,336	$228,336	$833,699	$3,209,535

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$—	$395,547

NOTES

(1)

As provided in Mr. Marshak’s Employment Agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Marshak equal to the difference between his base salary and the benefits provided by the Company’s STD Plan. The STD Plan provides for 66 2/3% of weekly gross salary, up to a maximum of $2,500 per week.

(2)	As provided in Mr. Marshak’s Employment Agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Marshak equal to the difference between his base salary and the benefits provided by the Company’s LTD Plan. The LTD Plan provides for 60% of monthly gross salary, up to a maximum of $15,000 per month.

(3)	As provided in Mr. Marshak’s Employment Agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Marshak’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised and in exchange for his shares the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of January 3, 2010 for Richard F. Walsh, Senior Vice President and Chief Administrative Officer.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily (9)	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$375,000	$—	$—	$—	$1,125,000
Bonus	$—	$461,195	$—	$—	$—	$1,383,585
Prorata Bonus	$—	$—	$—	$—	$—	$209,523

Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$19,594	$—	$—	$—	$58,782
Perquisite Benefit Continuation (including auto, financial planning)	$—	$42,998	$—	$—	$—	$114,994
Disability Benefits (1) (2)	$—	$—	$—	$—	$—	$—
Supplemental Executive Retirement Plan (3) (4) (5) (6) (7)	$—	$—	$—	$—	$2,051,806	$2,051,806
Restricted Stock and Option Awards (8)
Accelerated Vesting of Restricted Stock	$—	$—	$—	$—	$601,805	$601,805
Accelerated Vesting of Options	$—	$—	$—	$—	$746,580	$746,580
Performance Unit Program of LTIP	$—	$—	$765,571	$765,571	$1,270,753	$1,270,753

Total to Executive	$—	$898,787	$765,571	$765,571	$4,670,944	$7,562,828

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$—	$822,675

NOTES

(1)

As provided in Mr. Walsh’s Employment Agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Walsh equal to the difference between his base salary and the benefits provided by the Company’s STD Plan. The STD Plan provides for 66 2/3% of weekly gross salary up to a maximum of $2,500 per week.

(2)	As provided in Mr. Walsh’s Employment Agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Walsh equal to the difference between his base salary and the benefits provided by the Company’s LTD Plan. The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)	For the “Termination by Company for Cause” scenario, it is assumed that $0 will be payable from the Supplemental Executive Retirement Plan to Mr. Walsh. This determination is based upon the Company’s interpretation of Article 8 of the Supplemental Executive Retirement Plan which states that a Participant who acts in a manner prejudicial to the interests of the Company shall forfeit his rights to benefits under the Plan. The Company reserves the right to evaluate the specific facts and circumstances surrounding any “Termination by Company for Cause” scenario in order to determine whether a benefit would be payable under the Supplemental Executive Retirement Plan.

(4)	As provided for by the Supplemental Executive Retirement Plan, upon the “Termination by Executive Voluntarily” scenario, Mr. Walsh is currently eligible to receive an annual life annuity equal to $120,595 commencing January 1, 2010.

(5)	As provided by the Supplemental Executive Retirement Plan, upon the “Termination by Company without Cause” scenario, Mr. Walsh is currently eligible to receive an annual life annuity equal to $132,109 commencing January 1, 2010.

(6)	As provided by the Supplemental Executive Retirement Plan, upon the “Disability” scenario, Mr. Walsh is currently eligible to receive an annual life annuity equal to $120,595 commencing January 1, 2010.

(7)	As provided by the Supplemental Executive Retirement Plan, upon death, Mr. Walsh’s Eligible Spouse is entitled to receive an annual life annuity of $54,268 commencing the first of the month following Mr. Walsh’s death, provided Mr. Walsh’s Eligible Spouse is still living.

(8)	As provided in Mr. Walsh’s Employment Agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Walsh’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised and in exchange for his shares the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

(9)	On January 23, 2010, Mr. Walsh announced his retirement effective March 31, 2010. Mr. Walsh’s retirement is a voluntary termination under the terms of his employment agreement. He will receive base salary and benefits through the date his employment terminates and he is not entitled to any accelerated vesting or payments.

The following table shows the potential payments upon termination or a change of control of the Company as of January 3, 2010 for Michael L. Battles, Vice President and former acting Chief Financial Officer.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$270,000	$—	$—	$—	$270,000
Bonus	$—	$258,623	$—	$—	$—	$258,623
Prorata Bonus	$—	$—	$—	$—	$—	$160,145
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$15,976	$—	$—	$—	$15,976
Perquisite Benefit Continuation (including auto, financial planning)	$—	$7,000	$—	$—	$—	$7,000
Disability Benefits (1) (2)	$—	$—	$—	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock	$—	$—	$—	$—	$411,800	$411,800
Accelerated Vesting of Options	$—	$—	$—	$—	$152,900	$152,900
Performance Unit Program of LTIP	$—	$—	$—	$—	$—	$—

Total to Executive	$—	$551,599	$—	$—	$564,700	$1,276,444

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$—	$—

NOTES

(1)

As provided in Mr. Battles’ Employment Agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Battles equal to the difference between his base salary and the benefits provided by the Company’s STD Plan. The STD Plan provides for 66 2/3% of weekly gross salary, up to a maximum of $2,500 per week.

(2)	As provided in Mr. Battles’ Employment Agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Battles equal to the difference between his base salary and the benefits provided by the Company’s LTD Plan. The LTD Plan provides for 60% of monthly gross salary, up to a maximum of $15,000 per month.

(3)	As provided in Mr. Battles’ Employment Agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Battles’ termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised and in exchange for his shares the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of January 3, 2010.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (1)
Equity compensation plans approved by holders of PerkinElmer securities (2)	7,838,518	$21.23	13,904,605
Equity compensation plans not approved by holders of PerkinElmer securities (3)	488,771	$21.17	0
Total	8,327,289	$21.23	13,904,605

NOTES

(1)	This column reflects shares available for issuance under our 2009 Incentive Plan and our 1998 Employee Stock Purchase Plan, as amended. Shareholders approved the 2009 Incentive Plan in April 2009 at our 2009 Annual Meeting, and since our 2009 Annual Meeting, these are the only plans under which we are authorized to issue shares. In addition to being available for future issuance upon exercise of options that may be granted after January 3, 2010, shares available for issuance under equity compensation plans except for shares available for issuance under our 1998 Employee Stock Purchase Plan, may instead be issued in the form of restricted stock or other equity-based awards, subject to share limitations specified in those plans.

(2)	Includes 1.4 million shares which remain issuable under our 1998 Employee Stock Purchase Plan, as amended, of which approximately 55,000 shares are issuable in connection with the current offering period, which ends on June 30, 2010. To the extent that any outstanding option under our 1999 Incentive Plan, 2001 Incentive Plan, or 2005 Incentive Plan, all of which were approved by shareholders, expires or is cancelled prior to its exercise in full, the shares of common stock for which such option is not exercised become available for future grant under our 2009 Incentive Plan.

(3)	This table includes the options outstanding under our Life Sciences Plan. Set forth below under the heading “Non-Shareholder Approved Plans” is a description of the material terms of our Life Sciences Incentive Plan, or Life Sciences Plan, which we assumed in connection with our November 2001 acquisition of Packard BioScience Company. This table excludes an aggregate of 87,587 shares issuable upon exercise of outstanding options we assumed in connection with various acquisition transactions. The per share weighted average exercise price of the excluded options is $25.55. No shares remain available for issuance under these plans.

Non-Shareholder Approved Plans

Life Sciences Plan

We assumed the Life Sciences Plan when we acquired Packard BioScience Company. As of our shareholders’ approval of the 2009 Incentive Plan at our 2009 Annual Meeting in April 2009, we are no longer authorized to issue awards under the Life Science Plan. Awards issued prior to our 2009 Annual Meeting remain outstanding under the Life Sciences Plan. For more information about our 2009 Incentive Plan, please see “Equity award granting practices” in the “Compensation Discussion and Analysis” above.

Shares Subject to Plan:    A maximum of 2,322,606 shares in the Life Sciences Plan, as adjusted, were approved by the shareholders of Packard BioScience Company for awards under the plan. We have made and will make appropriate adjustments to the shares subject to these plans and to outstanding awards upon a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in our capital structure. To the extent that any outstanding option under the Life Sciences Plan expires or terminates prior to exercise in full, or if shares issued upon exercise of an option or pursuant to a stock issuance are repurchased by us, the shares of common stock for which such option is not exercised, or the repurchased shares, will be cancelled and will not become available for future grant.

Administration:    The Life Sciences Plan is administered by our board of directors. The board has the authority to adopt, amend and repeal administrative rules, guidelines and practices. The board may delegate any or all of its powers under the Life Sciences Plan to one or more committees of the board.

Terms and Conditions:    Prior to our shareholders’ approval of the 2009 Incentive Plan, under the Life Sciences Plan, the board had the right to grant options to purchase common stock and determine the number of shares to be covered by each option, the exercise price, and the conditions and limitations applicable to the exercise of each option. The exercise price at the time of option grant could not be less than 100% of the fair market value of the common stock at the time the option was granted. The option term could not exceed 10 years.

Adjustments for Changes in Common Stock and Certain Other Events:    Under the Life Sciences Plan, in the event of our proposed liquidation or dissolution, the board will provide that all then unexercised options will become exercisable in full and terminate effective upon the liquidation or dissolution, except to the extent exercised before the effective date. The board may specify the effect of a liquidation or dissolution on any award granted under the plans. In the event of an acquisition, defined as any merger or consolidation of PerkinElmer with or into another entity as a result of which our common stock is converted into or exchanged for the right to receive cash, securities or other property or any exchange of shares of PerkinElmer for cash, securities or other property pursuant to a statutory share exchange transaction, the board will provide that all outstanding options will be assumed, or equivalent options will be substituted, by the acquiring or succeeding corporation. If the acquiring or succeeding corporation does not agree to assume, or substitute for the options, the board will provide that unexercised options will become exercisable in full as of a specified time prior to the event.

Amendment:    The board may, at any time, amend, suspend or terminate the plan.

2009 Incentive Plan:    The 2009 Incentive Plan was approved by our shareholders at our 2009 Annual Meeting and since that time has been the sole plan under which we are authorized to issue awards, other than shares available for issuance under our 1998 Employee Stock Purchase Plan. No additional shares will be issued under the Life Sciences Plan and options outstanding under the Life Sciences Plan that are subsequently terminated, surrendered, cancelled or forfeited will not become available for grant under the 2009 Incentive Plan.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On December 11, 2009, our audit committee selected the firm of Deloitte & Touche LLP to act as our independent registered public accounting firm and to audit the books of PerkinElmer and its subsidiaries for the 2010 fiscal year, which ends on January 2, 2011. Deloitte & Touche LLP is currently performing these duties and has done so continuously since we retained its services on June 20, 2002. Although shareholder approval of the selection of Deloitte & Touche LLP is not required by law or NYSE rules, our audit committee believes it is advisable and has decided to give our shareholders the opportunity to ratify this selection. If this proposal is not approved by our shareholders at the meeting, our audit committee will reconsider its selection of Deloitte & Touche LLP.

We expect representatives of Deloitte & Touche LLP to be present at the annual meeting of shareholders. The representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF

THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR.

OTHER MATTERS

Our board of directors does not know of any other business to be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and 10% shareholders to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the NYSE. Executive officers, directors and 10% shareholders are required by SEC regulations to furnish PerkinElmer with copies of all Section 16(a) reports they file. Based on a review of the copies of reports and written representations from our executive officers and directors, we believe our executive officers, directors and 10% shareholders have complied with all Section 16(a) filing requirements for fiscal 2009.

SHAREHOLDER PROPOSALS

FOR 2011 ANNUAL MEETING OF SHAREHOLDERS

In order to be considered for addition to the agenda for the 2011 annual meeting of shareholders and to be included in the proxy statement and form of proxy, shareholder proposals should be addressed to the Secretary of PerkinElmer and must be received at our corporate offices at 940 Winter Street, Waltham, Massachusetts 02451 no later than November 17, 2010.

Shareholders who wish to nominate a director for election at the 2011 annual meeting or who wish to present a proposal at the 2011 annual meeting, other than a proposal that will be included in our proxy materials, should send notice to PerkinElmer by February 11, 2011 or such nomination or proposal, as the case may be, will not be timely. If our annual meeting is held earlier than April 7, 2011 or has not been held by June 26, 2011, then shareholders should send notice to us no later than the 75th day before the annual meeting, or the seventh day after the day notice of the date of the meeting is mailed or made public, whichever occurs first. Under Massachusetts law, an item may not be brought before our shareholders at a meeting unless it appears in the notice of meeting. If a shareholder makes a timely notification and a matter is properly brought before the 2011 annual meeting, the people we name as proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

By Order of the Board of Directors,

ROBERT F. FRIEL Chairman, Chief Executive Officer and President

Waltham, Massachusetts

March 17, 2010

Our annual meeting of shareholders will be held at 10:30 a.m. on Tuesday, April 27, 2010, at our corporate offices. Our corporate offices are located at 940 Winter Street, Waltham, Massachusetts. Our phone number at that address is (781) 663-6900. The address of our Internet website is www.perkinelmer.com.

The following are directions to our corporate offices:

From the East (Boston) West on the Mass Pike/I-90 to Exit 15. Follow the signs for I-95/128 North. Follow 95/128 North for approximately 4 miles to Exit 27B (Wyman Street/Winter Street). At lights turn right onto Wyman. Remain in the right lane and bear right at the yield sign onto Winter Street. Remain in the right lane and cross back over Route 128. Remain in the far right lane through two sets of lights. Travel around the Cambridge Reservoir (on right) for approximately .5 miles. After passing the Reservoir, follow Winter Street as it turns right. The entrance to our corporate offices is your second left.

From the West (Worcester) East on the Mass Pike/I-90 to Exit 15. Follow the signs for I-95/128 North and then follow “From the East” directions from this point to our corporate offices.

From the North (Burlington/Lexington) South on Route 128/I-95 to Exit 27B (Wyman Street/Winter Street). When coming off the exit, stay in the far right lane and follow Winter Street. Remain in the far right lane through two sets of lights and then follow “From the East” directions from this point to our corporate offices.

From the South (Dedham/Newton) North on Route 128/I-95 to Exit 27B (Wyman Street/Winter Street). At lights turn right onto Wyman. Remain in the right lane and bear right at the yield sign onto Winter Street. Remain in the right lane and cross back over Route 128. Remain in the far right lane through two sets of lights and then follow “From the East” directions from this point to our corporate offices.

* Corporate offices, 940 Winter Street, Waltham, Massachusetts (781) 663-6900

PerkinElmer® is a registered trademark of PerkinElmer, Inc.

Appendix A

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

PERKINELMER, INC. Annual Meeting of Shareholders April 27, 2010 10:30 AM This proxy is solicited by the Board of Directors

The undersigned hereby appoints Robert F. Friel and Joel S. Goldberg, and each of them, proxies with power of substitution to vote, as indicated herein, for and on behalf of the undersigned at the Annual Meeting of Shareholders of PerkinElmer, Inc. (the “Company”), to be held at the Company’s corporate offices, 940 Winter Street, Waltham, Massachusetts on Tuesday, April 27, 2010, at 10:30 a.m., and at any adjournment or postponement thereof, and, in their discretion, upon any other matters that may properly come before said Meeting, hereby granting full power and authority to act on behalf of the undersigned at said Meeting.

This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of each of the Directors listed on the reverse side and FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

                            Continued and to be signed on reverse side

PERKINELMER, INC. 940 WINTER STREET WALTHAM, MA 02451-1457

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PERKINELMER, INC. The Board of Directors recommends you vote FOR the following proposal(s):

1. To elect nine nominees for director for terms of one year each:		For Against Abstain

1a. Robert F. Friel		☐ ☐ ☐

1b. Nicholas A. Lopardo		☐ ☐ ☐

1c. Alexis P. Michas		☐ ☐ ☐

1d. James C. Mullen		☐ ☐ ☐

1e. Dr. Vicki L. Sato		☐ ☐ ☐

1f. Gabriel Schmergel		☐ ☐ ☐

1g. Kenton J. Sicchitano		☐ ☐ ☐

1h. Patrick J. Sullivan		☐ ☐ ☐

1i. G. Robert Tod		☐ ☐ ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

		For	Against	Abstain

2.	To ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent registered public accounting firm for the current fiscal year.	☐	☐	☐

NOTE: Such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Signature (Joint Owners)		Date